================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             -------------------
                               SCHEDULE 13E-3
                      Rule 13E-3 Transaction Statement
      (Pursuant to Section 13(e) of the Securities Exchange Act of 1934
               and Rule 13e-3 (Section 240.13e-3) thereunder)
                             -------------------
                   BANKERS FIDELITY LIFE INSURANCE COMPANY
                            (Name of the Issuer)

                   BANKERS FIDELITY LIFE INSURANCE COMPANY
                        ATLANTIC AMERICAN CORPORATION
                     (Name of Persons Filing Statement)
                             -------------------
                        Common Stock, $1.00 par value
                       (Title of Class of Securities)
                             -------------------
                                 066131-10-3
                    (CUSIP Number of Class of Securities)
                             -------------------
                            HILTON H. HOWELL, JR.
                   BANKERS FIDELITY LIFE INSURANCE COMPANY
                          4370 Peachtree Road, N.E.
                           Atlanta, Georgia 30319
                               (404) 266-5500

   (Names, Addresses and Telephone Numbers of Persons Authorized to Receive
      Notices and Communications on Behalf of Persons Filing Statement)
                             -------------------
                                 with copy to:

                               DOM H. WYANT, ESQ.
                           Jones, Day, Reavis & Pogue
                           3500 One Peachtree Center
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308
                                 (404) 521-3939
                             -------------------
    This statement is filed in connection with (check the appropriate box):
    a. /X/ The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.
    b. / / The filing of a registration statement under the Securities Act of 1933.
    c.  / /  A tender offer.
    d.  / /  None of the above.
    Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:

                          Calculation of Filing Fee
--------------------------------------------------------------------------------
Transaction valuation* $1,263,518.75            Amount of Filing Fee $253.00
--------------------------------------------------------------------------------

    / / Check box if any part of the fee is offset as provided by Rule O-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
                             -------------------

    Amount Previously Paid:$_______
    Form or Registration No.:________
    Filing Party: ____________
    Date Filed:   ____________

    Instruction: Eight copies of this statement, including all exhibits, should be filed with the Commission.

* For purposes of calculating fee only. The amount of the filing fee, calculated in accordance with Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended, equals 1/50 of 1% of the product of (a) 202,163 (the maximum number of shares of Common Stock to be converted into cash pursuant to the merger of BF Acquisition Corporation with and into Bankers Fidelity Life Insurance Company and (b) $6.25 (the cash price per share of Common Stock to be paid in the merger).

================================================================================

                               INTRODUCTORY NOTE


    This Transaction Statement on Schedule 13E-3 (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by Bankers Fidelity Life Insurance Company, a Georgia corporation (the "Company"), and Atlantic American Corporation, a Georgia corporation ("AAC"), in connection with the filing under the Securities Exchange Act of 1934, as amended, of a proxy statement.

    This Statement relates to a proposal to approve an Agreement of Merger dated January 5, 1996, between the Company, AAC and BF Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of AAC ("BFAC"), pursuant to which BFAC would be merged with and into the Company (the "Merger"). Upon the consummation of the Merger, each share of the Company's common stock, $1.00 par value ("Common Stock"), other than shares of Common Stock held in the Company's treasury, owned by BFAC or owned by shareholders who properly exercise their dissenters' rights, will be converted into the right to receive $6.25 in cash per share.

    Concurrently with the filing of this Statement, the Company is filing preliminary copies of a Proxy Statement (the "Proxy Statement"), Letter to Shareholders, Notice of Special Meeting of Shareholders, and form of Proxy Card with the Commission. Pursuant to General Instruction F to Schedule 13E-3, the cross-reference sheet below shows the location in the Proxy Statement of the information required to be included in response to the items of this Statement and such information is hereby incorporated by reference. Where substantially identical information required by Schedule 13E-3 is included under more than one caption, reference is made to only one caption of the Proxy Statement.

                             CROSS REFERENCE SHEET

Item of                    Location in Proxy Statement
Schedule 13E-3             (for incorporation by reference)
--------------             --------------------------------


ITEM 1   ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

         (a) Cover Page of Proxy Statement, "Incorporation of Documents by Reference"
         (b) Cover Page of Proxy Statement, "The Special Meeting -- Voting
             Rights, Votes Required for Approval and Proxy Information"
         (c) "Absence of Public Market for Common Stock; Dividends -- Trading
             of the Common Stock"
         (d) "Absence of Public Market for Common Stock; Dividends --
             Dividends"
         (e) Not applicable
         (f) "Absence of Public Market for Common Stock; Dividends -- Trading of the Common Stock"


ITEM 2   IDENTITY AND BACKGROUND.

This Schedule 13E-3 is being filed by the Company, the issuer of the class of equity securities which is the subject of this Rule 13e-3 transaction, and by Atlantic American Corporation, the ultimate parent of the issuer.

     (a)-(d) Schedule I
     (e)-(f) None
         (g) Schedule I

ITEM 3   PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

         (a) "The Merger -- Interests of Certain Persons in the Merger
         (b) Not applicable

ITEM 4   TERMS OF THE TRANSACTION.

         (a) "The Merger -- Terms of the Merger Agreement"
         (b) "The Merger -- Purpose and Effects of the Merger"; "The Merger -- Terms of the Merger Agreement"

ITEM 5   PLANS OF PROPOSALS OF THE ISSUER OR AFFILIATE.

     (a)-(f) Not applicable
         (g) "The Merger -- Purpose and Effects of the Merger"

ITEM 6   SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

     (a)-(b) "The Merger -- Source of Funds"
     (c)-(d) Not applicable

ITEM 7   PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

         (a) "The Merger -- Purpose and Effects of the Merger"; "The Merger -- Background of the Merger"; "The Merger -- Recommendation of the Special Committee and the Board of Directors"
     (b)-(c) "The Merger -- Background of the Merger"; "The Merger -- Recommendation of the Special Committee and the Board of Directors"
         (d) "The Merger -- Purpose and Effects of the Merger"; "The Merger -- Terms of the Merger Agreement"; "The Merger -- Certain Federal Income Tax Consequences of the Merger"

ITEM 8   FAIRNESS OF THE TRANSACTION.

     (a)-(b) "The Merger -- Background of the Merger"; The Merger -- Recommendation of the Special Committee and the Board of Directors"
         (c) "The Special Meeting -- Voting Rights, Votes Required for Approval and Proxy Information"
     (d)-(e) "The Merger -- Background of the Merger"; The Merger -- Recommendation of the Special Committee and the Board of Directors"
         (f) Not applicable

ITEM 9   REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

     (a)-(b) "The Merger -- Background of the Merger"; "The Merger -- Opinion of Financial Advisor"
         (c) "The Merger -- Opinion of Financial Advisor"

ITEM 10  INTEREST OF SECURITIES OF THE ISSUER.

         (a) "Security Ownership of Certain Beneficial Owners and Management"
         (b) Not applicable

ITEM 11 CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

             "The Merger -- Terms of the Merger Agreement"

ITEM 12 PRESENT INTENTION AND RECOMMENDATION OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

     (a)-(b) "The Special Meeting -- Voting Rights, Votes Required for Approval and Proxy Information"

ITEM 13  OTHER PROVISIONS OF THE TRANSACTION.

         (a) "The Merger -- Dissenters' Rights; Annex C

     (b)-(c) Not applicable

ITEM 14  FINANCIAL INFORMATION.

         (a) "Selected Financial Data"; the financial statements listed in Item 14(a)(1) and Item 14(a)(2) and included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 and the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1995, respectively, each of which are incorporated by reference in the Proxy Statement
         (b) Not applicable

ITEM 15  PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

         (a) "The Special Meeting -- Voting Rights, Votes Required for Approval and Proxy Information"
         (b)  Not applicable

ITEM 16  ADDITIONAL INFORMATION.

         The Proxy Statement and the Schedule and Annexes attached thereto

ITEM 17  MATERIAL TO BE FILED AS EXHIBITS.

         (a) Not applicable
         (b) Opinion of J.C. Bradford & Co. incorporated herein by reference from "Annex B" of the Proxy Statement, included as Exhibit (d)(1) hereto
         (c) Agreement of Merger dated January 5, 1996 by and among the Company, AAC and BFAC, incorporated by reference from "Annex A" of the Proxy Statement, included as Exhibit (d)(1) hereto
      (d)(1) Letter to Shareholders of the Company; Notice of Special Meeting of Shareholders of the Company; Proxy Statement of the Company; Form of Proxy Card
         (2) The pertinent pages of the Annual Report on Form 10-K of the Company for the year ended December 31, 1994 and the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1995 are hereby incorporated by reference
         (e) Dissenters' rights provisions of the Georgia Business Corporation Code incorporated herein by reference from "Annex C" of the Proxy Statement, included as Exhibit (d)(1) hereto
         (f) Not applicable

                                   SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 9, 1996

                                        BANKERS FIDELITY LIFE INSURANCE
                                         COMPANY


                                        By: /s/  Hilton Howell
                                           ----------------------------------
                                           Hilton Howell
                                           Executive Vice President

                                        ATLANTIC AMERICAN CORPORATION


                                        By: /s/  Hilton Howell
                                           ----------------------------------
                                           Hilton Howell
                                           President and Chief Executive
                                              Officer

                                EXHIBIT INDEX

Exhibit
Number                            Description
------                            -----------
                 (a)      Not applicable
                 (b)      Opinion of J.C. Bradford & Co. incorporated herein by
                          reference from "Annex B" of the Proxy Statement,
                          included as Exhibit (d)(1) hereto
                 (c)      Agreement of Merger dated January 5, 1996 by and
                          among the Company, AAC and BFAC, incorporated by
                          reference from "Annex A" of the Proxy Statement,
                          included as Exhibit (d)(1) hereto
              (d)(1)      Letter to Shareholders of the Company; Notice of
                          Special Meeting of Shareholders of the Company;
                          Proxy Statement of the Company; Form of Proxy Card
                 (2)      The pertinent pages of the Annual Report on Form 10-K
                          of the Company for the year ended December 31, 1994
                          and the Quarterly Report on Form 10-Q of the Company
                          for the quarter ended September 30, 1995 are hereby
                          incorporated by reference
                 (e)      Dissenters' rights provisions of the Georgia Business
                          Corporation Code incorporated herein by reference
                          from "Annex C" of the Proxy Statement, included as
                          Exhibit (d)(1) hereto
                 (f)      Not applicable

                                                                  EXHIBIT (d)(1)
                                                              PRELIMINARY COPIES


                    BANKERS FIDELITY LIFE INSURANCE COMPANY
                           4370 Peachtree Road, N.E.
                            Atlanta, Georgia  30319


                                                            ______________, 1996


Dear Shareholder:

         You are cordially invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of Bankers Fidelity Life Insurance Company (the "Company") to be held at the Company's offices, 4370 Peachtree Road, N.E., Atlanta, Georgia, on March ___, 1996, at ____ a.m., Atlanta time. A Notice of Special Meeting, a Proxy Statement and a Proxy containing information about the matters to be acted upon at the Special Meeting, as well as copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, are enclosed herewith.

         At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement of Merger, dated January 5, 1996 (the "Merger Agreement"), by and among the Company, Atlantic American Corporation, a Georgia corporation ("AAC"), and BF Acquisition Corporation, a Georgia corporation and a wholly-owned subsidiary of AAC ("BFAC"), pursuant to which BFAC will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of AAC. If the Merger Agreement is approved and the Merger becomes effective, each holder of common stock, $1.00 par value, of the Company (the "Common Stock") (other than those shares held by BFAC or by persons who properly perfect their dissenters' rights under Georgia law) will have the right to receive $6.25 in cash, without interest, for each share of Common Stock held at the time of the Merger. The Merger and certain related matters are described in detail in the accompanying Proxy Statement.

         The Board of Directors of the Company has fixed __________, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date and entitled to vote will be necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby. Management of AAC has indicated that it intends to cause BFAC to vote the approximately 93% of the outstanding shares of Common Stock it owns in favor of the Merger Agreement. Approval of the Merger Agreement is therefore assured. Pursuant to Georgia law, the Company's shareholders will be entitled to dissenters' rights in connection with the Merger, as more fully described in the accompanying Proxy Statement.

         Shareholders are urged to review carefully the information contained in the accompanying Proxy Statement prior to making any voting decision in connection with their Common Stock.

         It is very important that your views be represented whether or not you are able to attend the Special Meeting. Accordingly, please complete, sign and date your proxy card and return it to us in the enclosed postage-paid return envelope as soon as possible. Failure to return your proxy card or to vote in person at the Special Meeting will have the effect of a vote against the Merger. Returning your completed proxy card will not limit your right to vote in person if you attend the Special Meeting.


                                        Sincerely,


                                        J. Mack Robinson
                                        Chairman of the Board

Atlanta, Georgia
______________, 1996

                    BANKERS FIDELITY LIFE INSURANCE COMPANY
                           4370 Peachtree Road, N.E.
                            Atlanta, Georgia  30319


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MARCH ____, 1996



                 NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of Bankers Fidelity Life Insurance Company (the "Company") will be held at the Company's offices, 4370 Peachtree Road, N.E., Atlanta, Georgia, on __________, March ___, 1996, at ______ a.m., Atlanta time, for the following purposes:

                 1. To consider and vote upon a proposal to approve an Agreement of Merger, dated January 5, 1996 (the "Merger Agreement"), by and among the Company, Atlantic American Corporation, a Georgia corporation ("AAC"), and BF Acquisition Corporation, a newly-formed Georgia corporation ("BFAC") that is wholly-owned by AAC, pursuant to which, among other things, (a) BFAC will be merged (the "Merger") with and into the Company with the Company being the surviving corporation (the "Surviving Corporation"), (b) each outstanding share of the common stock of the Company (the "Common Stock") (other than Common Stock held by (i) the Company as treasury shares, (ii) by BFAC, or
         (iii) by persons who perfect their dissenters' rights under Georgia law) will be converted into the right to receive $6.25 in cash, without interest, (c) each outstanding share of Common Stock held by BFAC or held by the Company as treasury shares will be cancelled without consideration, and (d) each outstanding share of BFAC common stock will be converted into the right to receive one share of common stock of the Surviving Corporation; and

                 2. To transact such other business, if any, as may properly be brought before the Special Meeting.

                 A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement. Only holders of record of shares of Common Stock at the close of business on __________, 1996, the record date for the Special Meeting (the "Record Date"), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

                 Prior to the formation of BFAC, AAC directly owned approximately 93% of the outstanding shares of Common Stock. In connection with the formation of BFAC, AAC contributed all of such Common Stock to BFAC, and as a result thereof BFAC presently owns approximately 93% of the outstanding shares of Common Stock. Management of AAC has indicated that it intends to cause BFAC to vote such shares in favor of the Merger Agreement. Approval of the Merger Agreement is therefore assured. Following the Merger, all of the common stock of the Surviving Corporation will be held by AAC.

                 If the Merger is consummated, holders of Common Stock who do not vote in favor of the Merger Agreement and who perfect their statutory dissenters' rights under Article 13 of the Georgia Business Corporation Code (the "GBCC") will have the right to seek appraisal of their shares of Common Stock. See "The Merger -- Dissenters' Rights" in the accompanying Proxy Statement for a statement of the rights of such shareholders and a description of the procedures required to be followed by shareholders to obtain appraisal of their shares of Common Stock. A copy of Article 13 of the GBCC is included as Annex C to the accompanying Proxy Statement.

                 To be assured that your interest will be represented, regardless of whether you plan to attend in person, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. This action will not limit any right to vote in person if you wish to attend the Special Meeting. Your proxy may be revoked at any time following the procedures set forth in the accompanying Proxy Statement.


                                        By Order of the Board of Directors,



                                        Janie L. Ryan
                                        Assistant Secretary

Atlanta, Georgia
_______________, 1996

                    BANKERS FIDELITY LIFE INSURANCE COMPANY
                           4370 Peachtree Road, N.E.
                             Atlanta, Georgia 30319

                                _______________

                                PROXY STATEMENT

                    For the Special Meeting of Shareholders
                         To Be Held On March ___, 1996

                                 ______________

         This proxy statement ("Proxy Statement") and the accompanying form of proxy are being furnished on or about _____, 1996 to the holders of the common stock, $1.00 par value (the "Common Stock"), of Bankers Fidelity Life Insurance Company, a Georgia corporation ("Bankers" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Bankers Board") for use at the special meeting of the shareholders of the Company to be held at the Company's offices, 4370 Peachtree Road, N. E., Atlanta, Georgia 30319, on ___________, March ___, 1996 at ___________ a.m.,
Atlanta time, and at any adjournment or postponement thereof (the "Special Meeting").

         The Special Meeting has been called to consider and vote upon a proposal to approve an Agreement of Merger, dated January 5, 1996 (the "Merger Agreement"), by and among the Company, Atlantic American Corporation, a Georgia corporation ("AAC"), and BF Acquisition Corporation, a newly-formed Georgia corporation ("BFAC") that is wholly-owned by AAC.

         The Merger Agreement provides for the merger of BFAC with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger Agreement, (i) each outstanding share of Common Stock (other than shares held by the Company as treasury shares, by BFAC or by shareholders who do not vote in favor of the Merger Agreement and who perfect their dissenters' rights under Article 13 of the Georgia Business Corporation Code (the "GBCC")) will be converted into the right to receive $6.25 per share in cash, without interest (the "Merger Consideration"), (ii) each outstanding share of Common Stock held by BFAC or held by the Company as treasury shares will be cancelled without consideration and (iii) each outstanding share of BFAC common stock, par value $1.00 per share (the "BFAC Shares"), will be converted into the right to receive one share of common stock of the Surviving Corporation. A copy of the Merger Agreement is included as Annex A to this Proxy Statement.

         BFAC was organized by AAC for the sole purpose of enabling AAC, which prior to the formation of BFAC directly owned approximately 93% of the outstanding shares of Common Stock, to effect the Merger and, as a result, acquire the entire equity interest in the Company. In connection with the formation of BFAC, AAC contributed all of the shares of Common Stock owned by AAC to BFAC, and as a result thereof BFAC presently owns approximately 93% of the outstanding Common Stock. As a result of the Merger, shareholders of the Company other than AAC will no longer have any continuing interest in the Company.

         Approximately 70.19% of the outstanding voting securities of AAC are owned beneficially or of record by Mr. J. Mack Robinson, the Chairman of the Company, or by his wife and other affiliates of Mr. Robinson. Mr. Robinson also serves as Chairman of the Board of AAC, and his son-in-law, Hilton H. Howell, Jr., serves as Executive Vice President and a director of the Company and as President and Chief Executive Officer and directr of AAC. In addition, three other members of the Bankers Board serve as officers or directors of AAC or certain other subsidiaries of AAC. See "The Merger - Interests of Certain Persons in the Merger."

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The date of this Proxy Statement is __________, 1996.

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Background . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Recommendations of the Special Committee and the
            Bankers Board, and Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Rights to Terminate and Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

THE SPECIAL MEETING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Purpose of the Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Voting Rights, Vote Required for Approval and Proxy
            Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Purpose and Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Recommendation of the Special Committee and the Board
            of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Terms of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 The Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Certain Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 Amendment and Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Source of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ABSENCE OF PUBLIC MARKET FOR COMMON STOCK; DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Trading of the Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

OTHER MATTERS THAT MAY COME BEFORE THE MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

INDEPENDENT AUDITORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SCHEDULE I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . I-1

ANNEX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1

ANNEX B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1

ANNEX C . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1

                                    SUMMARY


         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement or incorporated herein by reference. Shareholders are urged to review the entire Proxy Statement, the Schedule and Annexes hereto and the documents incorporated herein by reference. Capitalized terms used and not otherwise defined in this Summary have the meanings given to them elsewhere in this Proxy Statement.


                                  INTRODUCTION

THE PARTIES

         The Company. Bankers, a 93%-owned subsidiary of AAC, is an insurance company that offers medicare supplement and other accident and health insurance, as well as life insurance. During 1994 and the first nine months of 1995, accident and health insurance (which includes medicare supplement) accounted for approximately 63.6% and 63.6%, respectively, of the Company's total net premiums written, and life insurance accounted for approximately 36.4% and 36.4%, respectively, of such premiums. Medicare supplement insurance accounted for 51.2% of the Company's total net premiums written in 1994, and 51.1% during the first nine months of 1995. While the Company is licensed to do business in 22 states, approximately 68% of the Company's net premiums written in 1994, and approximately 70% during the first nine months of 1995, were derived from the states of Missouri, Nebraska, North Carolina, Texas and West Virginia.

         Accident and health insurance lines include medicare supplement, medical surgical, cancer, hospital indemnity, convalescent care, disability, and accident expense insurance. The Company also offers ordinary life (traditional whole life and term) insurance. The Company's accident and health and life insurance is sold by approximately 1,300 independent agents.

         Prior to 1983, the Company wrote primarily ordinary life insurance.
As a result of an evaluation of additional product lines following the Company's determination that it was not well positioned to achieve significant growth in sales of life insurance, the Company introduced a medicare supplement policy in May 1983 and, until 1988, focused a majority of its resources on marketing such insurance. Beginning in 1986 and continuing through 1992, the Company began to broaden its product base by introducing convalescent care and new cancer benefits policies, as well as short-term disability, accident expense and hospital/surgical policies. As legislative changes have reduced the attractiveness of writing medicare supplement insurance, the

Company has placed greater emphasis on offering a wide range of products to many age groups, rather than focusing solely on the senior citizen market. In 1990, the Company began updating its life portfolio, and beginning in 1991 implemented several programs to penetrate niche markets where these products have greater appeal and where less competition exists. Continued emphasis will be placed on life sales at all ages. An expanded senior life portfolio, a new cancer plan, an innovative new transitional disability product combined with an updated hospital/surgical product will continue the Company's plans for a more diversified portfolio.

         In 1990 the Company implemented several new life products with supporting life programs to penetrate niche markets where these products would have greater appeal and where less competition exists. In 1992, the Company introduced the "Debt Management Program," designed to allow insureds to accumulate funds for the future repayment of college tuition debt. The program's major components consist of a "10-Pay Whole Life Policy" with an "Annuity Rider." This program updated the outdated student loan program which had begun in 1986, and revitalized sales in this promising area. The Company introduced a new life product for the senior market to enhance a portfolio of products that are sold exclusively in that market. The senior market life products portfolio was revised in 1993 with the introduction of the "Senior Security Life" program. The revised program is comprised of whole life with both standard and preferred underwriting and joint whole life providing replacement of lost social security income. In 1995, new policy riders providing for the waiver of premiums for skilled nursing facility confinement and acceleration of benefits, up to 25% of the original face amount, for terminal illness were added. These enhancements have allowed the Company to remain on the cutting edge of senior market sales. The life products have preferred and standard rates for males and females. Sales in this market have increased substantially in 1995 and the Company expects to see continued future growth in this market. The Company has also experienced increased sales in other life products that are being sold along with the new senior life products. Renewed emphasis on life sales has produced an increase in life sales in 1992, 1993, 1994 and 1995.

         The Company also started updating its current supplemental health products in 1993. The Company introduced four new or updated health products in 1994. The first product introduced was a short-term care product that provides nursing home coverage for 90, 180, 270 or 360 days. This product enhances the senior portfolio and was designed to target the individuals who cannot afford long-term care insurance. The second product introduced was a new cancer product to be sold on an individual basis and in the payroll market. The benefits were designed to be flexible in order to be able to adjust benefits for the market need. The third product introduced was on an individual basis and in the payroll market. This product was designed to be flexible so benefits could be adjusted depending on the market need. The fourth product introduced in 1994 was a dual disability product. This product provides disability benefits if the insured becomes disabled before age 65, and benefits for nursing facility coverage after age 65. The Company believes this is the first product to be introduced with those benefits. The Company expects to market this product on an individual and payroll basis. This series of new products is part of the Company's plans for a more diversified portfolio and assist the Company in competing in niche markets. They are also intended to allow greater expansion of sales in the list bill (billing for more than one insured) and payroll deduction markets. In order to increase product revenues, the Company will continue to place emphasis on the entire product line and not rely on any one individual product. In 1995, the Company introduced a new "List Bill Product" which will pay a limited doctor benefit for a limited amount of time plus a flat $500 or $1,000 for deductible and copayments. This product is for the list bill payroll deduction market and has been designed to enhance existing small group voluntary products area. Also in 1995, the Company introduced a low premium medicare product to be sold jointly with our preferred senior life products.

         In 1995, the Company designed and filed two new level term products for the individual and payroll market which are intended to replace the old level term product. One product is a standard level term policy, renewable and convertible; the other provides the option to purchase additional face amounts at the current rate for their original issue age, during the second to ninth policy years, in addition to the standard renewable and convertible level term policy benefits.

         These added products will not only continue to assist the Company in competing in the niche markets, but will also allow greater expansion of sales in the list bill and payroll deduction markets.

         AAC. AAC, a Georgia corporation, is a diversified holding company which is engaged primarily in the insurance and furniture retailing businesses through the following subsidiaries: Atlantic American Life Insurance Company, Bankers, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Leath Furniture, Inc., Modernage Furniture, Inc. and Jefferson Home Furniture Company, Inc. Through the insurance subsidiaries, AAC offers life, accident and health insurance, which includes medicare supplement and other medical care policies, and property and casualty insurance. Through its furniture subsidiaries, AAC operates 43 retail home furnishings stores in seven states.

         BFAC. BFAC, a newly-formed Georgia corporation and a wholly-owned subsidiary of AAC, has not conducted any prior business. BFAC was organized by AAC for the sole purpose of enabling AAC, which prior to the formation of BFAC owned approximately 93% of the outstanding shares of Common Stock, to effect the Merger and, as a result, acquire the entire equity interest in the Company.

         The principal executive offices for each of the Company, AAC and BFAC are located at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, and the telephone number at such address is (404) 266-5500.

                                  THE MEETING

GENERAL

         The Special Meeting will be held at ____ a.m., Atlanta time, on _____________, March ___, 1996, at the Company's offices, located at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319. Only holders of record of shares of Common Stock at the close of business on __________, 1996 are entitled to notice of and to vote at the Special Meeting. On that date there were ________ shares of Common Stock outstanding, with each share entitled to cast one vote with respect to the Merger at the Special Meeting. See "The Special Meeting."


REQUIRED VOTE

         Pursuant to the GBCC, the affirmative vote of the holders of at least a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote is required to approve the Merger Agreement and the transactions contemplated thereby. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote is necessary to constitute a quorum at the Special Meeting. AAC, through BFAC, holds shares representing approximately 93% of the votes entitled to be cast at the Special Meeting and intends to cause those shares to be voted in favor of the Merger Agreement. Approval of the Merger Agreement is therefore assured. See "The Special Meeting -- Voting Rights, Vote Required for Approval and Proxy Information."

         The holders of shares of Common Stock will be entitled to dissenters' rights under the GBCC. See "The Merger - - Dissenters' Rights."

                                   THE MERGER

EFFECT OF THE MERGER

         Pursuant to the Merger Agreement, at the Effective Time (as defined hereinbelow) of the Merger, BFAC will be merged with and into the Company, and BFAC will cease to exist as a corporation. The Company will be the surviving corporation in the Merger and will thereby become a wholly-owned subsidiary of AAC. In the Merger, each issued and outstanding share of Common Stock, other than shares owned by BFAC or owned by shareholders who properly perfect their dissenters' rights under the GBCC, will be converted into the right to receive, and become exchangeable for, $6.25 in cash, without interest. Each share of Common Stock owned by BFAC or held by the Company as treasury shares will be cancelled without consideration, and each BFAC Share will automatically be converted into the right to receive one share of common stock of the Surviving Corporation. A copy of the Merger Agreement is included as Annex A to this Proxy Statement and is incorporated herein by reference.


EFFECTIVE TIME

         After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as articles of merger required under the GBCC (the "Articles of Merger") are filed with the Secretary of State of the State of Georgia, or at such later time as may be specified in the Articles of Merger (the "Effective Time"). It is anticipated that such filing will be made promptly after the approval of the Merger Agreement at the Special Meeting. See "The Merger -- Terms of the Merger Agreement -- General."


EXCHANGE OF STOCK CERTIFICATES

         From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), other than BFAC and those holders who have properly perfected their dissenters' rights under the GBCC, will cease to have any rights as a shareholder of the Company and, until surrendered to ____________ (the "Exchange Agent"), each Certificate shall represent for all purposes only the right to receive the Merger Consideration to which he is entitled, without interest thereon. As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions to each former shareholder of the Company describing the procedure for surrendering the Certificates for the Merger Consideration. See "The Merger -- Terms of the Merger Agreement -- Exchange of Certificates."

BACKGROUND

         A special committee of the Bankers Board, consisting solely of directors of the Company who are not otherwise affiliated with the Company or AAC (the "Special Committee"), reviewed the terms of the Merger Agreement and received the opinion of an independent financial advisor that the Merger Consideration to be paid to the shareholders of the Company other than BFAC pursuant to the Merger Agreement is fair, from a financial point of view. See "The Merger -- Background of the Merger."


OPINION OF FINANCIAL ADVISOR

         On January 5, 1996, J.C. Bradford & Co. ("J.C. Bradford"), a nationally recognized investment banking firm, delivered its oral opinion that, subject to the assumptions set forth therein, the $6.25 per share of Common Stock to be received by the holders of shares of Common Stock (other than BFAC) (the "Unaffiliated Shareholders") is fair to such holders, from a financial point of view. J.C. Bradford has confirmed such opinion in an opinion dated as of the date of this Proxy Statement. The full text of J.C. Bradford's written opinion, dated as of the date of this Proxy Statement, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is included as Annex B to this Proxy Statement and is incorporated herein by reference. Holders of shares of Common Stock are urged to read such opinion in its entirety. See "The Merger -- Opinion of Financial Advisor."


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BANKERS BOARD, AND REASONS FOR THE MERGER

         The Special Committee has determined, based in part upon the opinion of J.C. Bradford, that the Merger and the Merger Consideration are fair to, and in the best interests of, the Company and the Unaffiliated Shareholders. After considering the recommendations of the Special Committee, the Bankers Board unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and recommends that the Company's shareholders vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby.
See "The Merger -- Recommendation of the Special Committee and the Board of Directors." Shareholders should be aware that certain executive officers and directors of the Company are also executive officers or directors of AAC or other affiliates of AAC. See "The Merger -- Interests of Certain Persons in the Merger." The recommendations of the Special Committee and the Bankers Board are based upon their belief that the terms of the Merger Agreement are fair from a financial point of view to the

Unaffiliated Shareholders. For a discussion of the reasons for the Merger and the factors considered by the Special Committee and the Bankers Board in making their recommendations, see "The Merger - Recommendation of the Special Committee and the Board of Directors."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Bankers Board with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain executive officers and directors of the Company are also executive officers or directors of AAC or other affiliates of AAC.
AAC indirectly controls approximately 93% of the outstanding shares of Common Stock through its ownership of BFAC and intends to cause such shares to be voted in favor of the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Interests of Certain Persons in the Merger."


CONDITIONS TO THE MERGER

         The obligations of the Company and BFAC to consummate the Merger are subject to the satisfaction of several conditions, including the approval of the Merger Agreement by the Company's shareholders. See "The Merger -- Terms of the Merger Agreement -- Conditions to the Merger."


RIGHTS TO TERMINATE AND AMENDMENTS

         The Merger Agreement may be terminated at any time prior to the closing of the transactions contemplated thereby under certain circumstances. See "The Merger -- Terms of the Merger Agreement -- Amendment and Termination."

         Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to the Effective Time by a written agreement executed by AAC, BFAC and the Company. See "The Merger -- Terms of the Merger Agreement -- Amendment and Termination."


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The receipt of cash for shares of Common Stock pursuant to the Merger or the exercise of dissenters' rights will be a taxable transaction for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences of the Merger."

SOURCE OF FUNDS

         The funds to be used to pay the aggregate Merger Consideration, as well as all expenses incurred in connection with the Merger, will come from the Company's working capital, and no funds will be borrowed in order to complete the Merger. See "The Merger -- Source of Funds."


DISSENTERS' RIGHTS

         Holders of shares of Common Stock are entitled to dissenters' rights under the GBCC in connection with the Merger. See "The Merger -- Dissenters' Rights" and Article 13 of the GBCC included as Annex C to this Proxy Statement and incorporated herein by reference.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

         At the Special Meeting, the holders of Common Stock will be asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which, among other things, (i) BFAC will be merged with and into the Company with the Company being the surviving corporation, (ii) each outstanding share of Common Stock (other than Common Stock held by BFAC or by shareholders who do not vote in favor of the Merger Agreement and properly perfect their dissenters' rights under Article 13 of the GBCC) will be converted into the right to receive the Merger Consideration, (iii) each outstanding share of Common Stock held by BFAC or shares held by the Company as treasury shares will be cancelled without consideration, and (iv) each outstanding BFAC Share will be converted into the right to receive one share of common stock of the surviving corporation. A copy of the Merger Agreement is included as Annex A to this Proxy Statement and is incorporated herein by reference.

         Based upon the recommendation of the Special Committee, the Bankers Board unanimously approved the Merger Agreement and recommends that the Company's shareholders vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby. See "The Merger -- Recommendation of the Special Committee and the Board of Directors." In rendering its recommendation to the Bankers Board, the Special Committee retained and consulted with a financial advisor and received an opinion as to the fairness of the Merger Consideration to the Unaffiliated Shareholders, from a financial point of view. See "The Merger -- Opinion of Financial Advisor." In considering the recommendation of the Bankers Board, shareholders should be aware that certain executive officers and directors of the Company are also executive officers or directors of AAC or other affiliates of AAC. See "The Merger -- Interests of Certain Persons in the Merger."


VOTING RIGHTS, VOTE REQUIRED FOR APPROVAL AND PROXY INFORMATION

         The Bankers Board has fixed the close of business on ________, 1996 as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were _________ shares of Common Stock outstanding and entitled to vote, held of record by approximately ___ holders.

         Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share of Common Stock in person or by proxy at the Special Meeting. The presence, either in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Common Stock outstanding as of the Record Date and entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote a customer's Common Stock) will be considered present for purposes of establishing a quorum.

         The Merger Agreement requires approval of the affirmative vote of holders of a majority of the outstanding shares of Common Stock on the Record Date as required by the GBCC ("Statutory Approval"). On the Record Date, BFAC beneficially owned ___________ shares, or approximately 93%, of the outstanding shares of Common Stock. Management of AAC has indicated that it intends to cause BFAC to vote such shares in favor of the proposal to approve the Merger Agreement, which vote will be sufficient to obtain Statutory Approval without the approval of any other shareholders of the Company. The Merger Agreement does not require approval by the holders of a majority of the shares of Common Stock other than BFAC. Approval of the Merger Agreement is, therefore, assured.

         Holders of shares of Common Stock who do not vote in favor of, or who abstain from voting on, the Merger Agreement and who comply with the provisions of Article 13 of the GBCC have the right to receive cash payment for the "fair value" of their shares of Common Stock. Any shareholder contemplating the exercise of dissenters' rights should carefully review Article 13 of the GBCC, a copy of which is included as Annex C to this Proxy Statement and incorporated herein by reference, particularly the procedural steps required to perfect dissenters' rights, a description of which is provided under "The Merger -- Dissenters' Rights." A shareholder who fails to comply with such procedural requirements will lose such holder's rights to dissent and will receive the Merger Consideration for the shares of Common Stock held by such shareholder. See "The Merger -- Dissenters' Rights" and Annex C.

         Unless otherwise specified, all shares represented by effective proxies will be voted in favor of approval of the Merger Agreement. Since Statutory Approval requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding, both abstentions and broker non-votes have the effect of a "no" vote. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by: (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the Special Meeting and voting in person.

         The cost of soliciting proxies will be paid by the Company. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by directors, officers and regular employees of the Company or AAC, who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 (the "Form 10-Q"), filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Proxy Statement and copies are being delivered herewith.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         The information relating to the Company contained in this Proxy Statement should be read together with the information in the documents incorporated by reference.

         This Proxy Statement incorporates documents by reference which may not be presented herein or delivered herewith. Any such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) can be obtained without charge by any person, including any beneficial owner, to whom this Proxy Statement is delivered upon written or oral request directed to Bankers Fidelity Life Insurance Company at its principal executive offices at 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Assistant Secretary, telephone (404) 266-5500. In order to ensure timely delivery of the documents, any such request should be made by _______________, 1996.

                             AVAILABLE INFORMATION

         The Company and AAC have filed with the Commission a Statement on
Schedule 13E-3 (the "Schedule 13E-3") pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the proposed Merger.

         As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the Schedule 13E-3 and the exhibits thereto. In addition, the Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Schedule 13E-3, as well as other reports, proxy statements and other information filed by the Company, can be inspected and copied at the Commission's Public Reference Room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the public reference facilities maintained by the Commission at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Statements contained in this Proxy Statement as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the full text of such contract or other document included as an Annex hereto or filed as an exhibit to the Schedule 13E-3, each such statement being qualified in all respects by such references.


                                   THE MERGER


GENERAL

         The following information with respect to the Merger, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the complete text thereof, a copy of which is included as Annex A to this Proxy Statement and which is incorporated herein by reference.

PURPOSE AND EFFECTS OF THE MERGER

         The purpose of the Merger is to enable AAC to acquire the approximately 7% of the equity interest of the Company that is not already owned by AAC, while seeking to maximize shareholder value for the Company's public shareholders, considering that AAC already holds in excess of 90% of the Company. AAC desires to effect the Merger in order to streamline the ownership of the

Company. Operation of the Company as a wholly-owned subsidiary, as opposed to a publicly-held concern, would permit the Company's management to effect strategic decisions without regard to their short-term effects on reported earnings or the interests of the outside shareholders. In addition, as soon as practicable following the Effective Time, the Company will take such actions as are necessary to suspend its obligations to file reports, proxy statements and other information pursuant to Section 15(d) of the Exchange Act. Upon the effectiveness of such suspension, the Company will no longer be required to incur the reporting, public information, share transfer and other costs associated with operating a public company.

         Consummation of the Merger will terminate the equity interest in the Company of the Company's shareholders other than AAC. Accordingly, the Company's public shareholders will share in neither the potential future earnings and growth of the Company nor the risks associated with achieving such earnings and growth following the Merger. AAC will continue to have an equity interest in the Company and will benefit from the Company's potential earnings and growth, and will be subject to the risks associated therewith. Assuming consummation of the Merger, AAC will have 100% of the interest in the Company's net book value and net income, which were $19,150,000 ($6.41 per share) and $716,000 respectively, at December 31, 1994 and for the fiscal year ended on such date, and $23,710,000 ($7.28 per share) and $1,135,000 respectively, at September 30, 1995 and for the nine months ended on such date.

         As there is currently no established public trading market for the Common Stock, there are only limited opportunities for the Company's shareholders to realize upon the value of the Common Stock owned by them. The Merger will enable the Company's public shareholders to receive a cash payment of $6.25 per share of Common Stock held, or to exercise their dissenters' rights as described under "Dissenters' Rights," as part of a transaction that has been determined by the Special Committee and the Bankers Board, as described under "-- Recommendation of the Special Committee and the Board of Directors" below, to be fair to such shareholders. The Merger will further provide for a prompt and effective transfer of ownership of the minority interest in the Company to AAC. The receipt by any shareholder of the Company of cash pursuant to the Merger will be a taxable transaction. See "-- Certain Federal Income Tax Consequences of the Merger."


BACKGROUND OF THE MERGER

         AAC acquired a majority of the Company's outstanding Common Stock, and thereby obtained controlling interest in the Company, pursuant to an exchange offer for shares of the Common Stock in 1976. Since prior to the time of that exchange offer, there has been no established public trading market for the Common Stock. From time to time thereafter, when and if solicited by shareholders of the Company, AAC periodically increased its level of ownership of Common Stock by acquiring additional shares of Common Stock, for which there continued to be no established public trading market, in privately negotiated transactions with other shareholders of the Company. See "Absence of Public Market for Common Stock; Dividends." At various times during that period the Bankers Board reviewed the feasibility of the Company undertaking a transaction or series of transactions that would result in AAC or the Company acquiring the remaining publicly-held shares of the Common Stock. The discussions were always very preliminary in nature, and no specific transactions were ever discussed or contemplated, because the Bankers Board thought that such a transaction would not be economically feasible for the Company considering the costs involved in undertaking such a transaction and the regulatory requirements that place certain limits on the use of capital by insurance companies.

         During the third quarter of 1995, as a result of the improved financial condition of the Company, management of AAC (including Mr. Robinson and Mr. Howell, each of whom serves as an executive officer and director of both the Company and AAC) determined that it might be beneficial for AAC to begin to consider methods of eliminating the minority interest in the Company and accordingly began investigating the feasibility of causing the Company to acquire the approximately 7% of the issued and outstanding shares of Common Stock held by the Unaffiliated Shareholders (the "7% Interest").

         At the regularly scheduled meeting of the Bankers Board on October 31, 1995, the directors considered various issues relating to the Company's business plan and objectives. During that meeting, Mr. Howell, in his capacity as President and Chief Executive Officer of AAC, indicated that AAC was prepared to explore ways to cause the Company to acquire the 7% Interest, and proposed that the Bankers Board consider whether the long-term business objectives of the Company, as well as the interests of the Unaffiliated Shareholders, would best be served by the Company's ceasing to be a publicly owned corporation. The Bankers Board indicated that they would welcome a report from Mr. Howell and Mr. Hancock, in their capacities as executive officers of both AAC and the Company (see "-- Interests of Certain Persons in the Merger"), with respect to alternatives that might be available to acquire the 7% Interest and the feasibility of pursuing any such alternatives.

         During November and December 1995, management of the Company and AAC reviewed the operational flexibility, the long-term cost savings and financial advantages both to the Company and to AAC, as well as the other efficiencies that could be achieved, by causing the Company to cease to be a public company and to become a wholly-owned subsidiary of AAC.

         On December 20, 1995, the Bankers Board convened a special meeting at which Messrs. Howell and Hancock reported on the results of their review and then summarized for the Bankers Board the information that was available on the transactions in the Common Stock during 1995. Mr. Howell then stated that AAC was prepared to propose a transaction by which the Company would acquire the 7% Interest through the merger of a newly-formed wholly-owned subsidiary of AAC with and into the Company. As a result of such a merger, the shares of Common Stock held by the Unaffiliated Shareholders would be cancelled and such holders would each receive a to-be-determined amount of cash consideration for each share of Common Stock. The funds to be used to pay the cash consideration would come from the Company's working capital. Mr. Howell also advised the Bankers Board that AAC had no desire or intention to sell its interest in the Company or to vote its shares of Common Stock in favor of any transaction involving the sale of the Company and, therefore, the sale of the Company to a third party would not be a viable alternative.

         The Bankers Board then determined that, in view of the fact that five of the seven members of the Bankers Board also served as officers and/or directors of AAC or other affiliates of AAC, and that certain other familial, financial or employment relationships of such directors to AAC might cause those directors to be deemed to have an interest in such a transaction, any proposal by which AAC would acquire the entire equity interest in the Company should be evaluated by members of the Bankers Board who were neither employees nor officers of AAC, nor had any other affiliations with AAC or its affiliated entities. Accordingly, at that meeting the Bankers Board appointed as members of a special committee of the Bankers Board (the "Special Committee"), Messrs. E.F. Mauldin and F.C. Parker, Jr., each of whom has served as a director of the Company since before it became a subsidiary of AAC and is not otherwise affiliated with the Company, the other directors or AAC. The Special Committee was charged with reviewing, evaluating and negotiating the terms and conditions of the proposed transaction and, after due investigation and consideration as deemed necessary by the Special Committee in its sole discretion, to consider the proposed transaction and to make a recommendation to the full Bankers Board as to what action should be taken with respect to such a transaction.

         The Special Committee was authorized by the Bankers Board to exercise all the powers and authority of the Bankers Board in discharging their duties with regard to such a transaction, including, without limitation, the authority to hire independent legal counsel and financial advisors.

         On December 20, 1995, following the meeting of the Bankers Board, the Special Committee held its first meeting. As its first order of business, the Special Committee concluded that it should engage independent legal counsel to assist it in the discharge of its duties and to advise the Special Committee of procedures that should be followed in evaluating a possible transaction with AAC. After deliberation, the Special Committee selected the law firm of Cashin, Morton & Mullins to serve as counsel to the Special Committee upon confirmation that such firm had not previously rendered services to the Company, AAC or their affiliates. Counsel to the Special Committee thereafter (both by participation in the later stages of such meeting and in subsequent contacts) advised the Special Committee regarding their fiduciary duties and the exercise of independent business judgment in evaluating any proposed transaction and the process of requesting and reviewing information from the Company. The Special Committee then discussed the need to engage a financial advisor to conduct a financial analysis of the Company and, in the event that a transaction is negotiated, to render a fairness opinion with respect thereto, and to otherwise assist the Special Committee in the discharge of its duties. The Special Committee thereafter discussed various financial advisors that might be in a position to perform such services, and determined that it was important to select a firm that had not previously rendered financial advisory services to the Company, AAC or their affiliates. On the basis of those discussions, the Special Committee then determined to select J.
C. Bradford, a nationally recognized investment banking firm. Subject to written confirmation in a formal engagement letter, the Special Committee authorized J.C. Bradford to commence an examination of the Company and explore appropriate valuation methodologies for the purpose of rendering an opinion regarding whether the consideration to be proposed by AAC would be fair to the Unaffiliated Shareholders from a financial point of view. J.C. Bradford thereafter undertook a review of the Company's business, operations and prospects with a view toward advising the Special Committee as to the fairness, from a financial point of view, of the transaction to be proposed by AAC. The scope and nature of that examination is discussed in "-- Opinion of Financial Advisor" below.

         On January 2, 1996, the Special Committee was informed by representatives of AAC that AAC was prepared to make a firm offer to the Bankers Board whereby AAC would acquire the entire equity interest in the Company through the merger of BFAC with and into the Company, in which merger the Unaffiliated Shareholders would receive $5.00 per share of Common Stock, payable from the Company's working capital, all on the terms and subject to the conditions that would be specified in a definitive merger agreement. In connection with the proposal, counsel for AAC provided to the Special Committee's legal counsel a draft of the proposed merger agreement. The Special Committee thereafter requested that J.C. Bradford evaluate such proposal and report back to the Special Committee. On January 4, the Special Committee held a telephonic meeting, with participation by its counsel and representatives from J.C. Bradford, in which J.C. Bradford reviewed for the Special Committee its preliminary examination of the Company and discussed various valuation methodologies that would be used in determining the fairness, from a financial point of view, of the price to be paid to the

Unaffiliated Shareholders. In addition, the Special Committee, its counsel and J.C. Bradford reviewed the limited trading history and lack of an established public market for the Common Stock as well as the information that was available with respect to the limited number of transactions in the Common Stock. The Special Committee expressly authorized J.C. Bradford to communicate directly with AAC, to share information concerning valuation methodologies, and, in connection therewith, to relay the conclusion of the Special Committee that, based upon their preliminary review, the Special Committee would be unable to recommend the proposed transaction at a $5.00 price.

         On January 4, counsel to the Special Committee and representatives of J.C. Bradford subsequently conducted a telephone conference with representatives of AAC in which J.C. Bradford summarized the type of financial analyses it was conducting, the valuation methodologies it was using, and described certain of the types of comparable transactions that it was reviewing in its analyses and the premiums paid in such transactions. Mr. Howell, on behalf of AAC, then explained that AAC had presented its initial proposal based principally upon the facts that $5.00 per share represented a premium over the average sales price for shares of Common Stock sold in privately negotiated transactions during 1995, and that the price represented a premium above statutory book value per share (one of the principal valuation approaches used in the insurance industry) of the Common Stock as well as a premium over the average sales price for the twelve transactions in the Common Stock that did not involve AAC, which were reported to the Company, as transfer agent, during 1995. See "Absence of Public Market for Common Stock; Dividends." Mr. Howell also indicated that it was the position of management of AAC that certain of the comparable transactions and other factors referenced by J.C. Bradford were not as meaningful or applicable to the proposed transaction for the Common Stock, principally because of the illiquidity of the shares of Common Stock due to the absence of any established trading market.

         Following the discussions with J.C. Bradford, subsequently on January 4, Mr. Howell indicated that AAC was willing to increase its proposal to $6.25 per share, subject to the terms and conditions contained in the draft merger agreement that had previously been presented to the Special Committee. He emphasized that such offer represented a multiple of approximately 1.33 times statutory book value and a premium of $2.25 over the most recent sale of shares of Common Stock. Mr. Howell also stated that management of AAC was not prepared to increase its proposal above that amount. Counsel to the Special Committee agreed to convey the new proposal to the Special Committee as soon as possible.

         On January 5, 1996, the Special Committee met by telephone conference with its counsel and representatives of J.C. Bradford, to discuss the $6.25 per share price that had been proposed by

AAC. During this meeting, the Special Committee's legal counsel reported on the progress in negotiating the terms of the merger agreement with counsel to AAC. Thereafter, J.C. Bradford reviewed its financial analyses for the Special Committee and indicated that, based on various considerations and assumptions, as described under "-- Opinion of Financial Advisor," J.C. Bradford was prepared to orally advise the Special Committee that the $6.25 per share in cash to be received by the Unaffiliated Shareholders in connection with the proposed Merger was fair, from a financial point of view, to said Unaffiliated Shareholders. See "-- Opinion of Financial Advisor".

         Based upon the presentation and opinion of J.C. Bradford, the factors described below under "-- Opinion of Financial Advisor," and the other discussions during the meeting, the Special Committee unanimously adopted resolutions (i) approving the Merger at a price of $6.25 per share and the execution by the Company of the merger agreement substantially in the form proposed by AAC, subject to final negotiations, (ii) that in the Special Committee's judgment, the proposal was fair and reasonable to the Unaffiliated Shareholders, and (iii) recommending that the full Bankers Board approve such proposed merger agreement and the transactions contemplated thereby.

         In reaching its conclusion that the Merger Consideration was fair to the Unaffiliated Shareholders, the Special Committee considered a number of factors, including (i) the Merger Consideration represents a premium of 25% over the average price that AAC has paid for shares of Common Stock in privately negotiated transactions during 1994 and 1995, and a premium of 8% over the highest price paid by AAC for shares of Common Stock during the past two years, (ii) the Merger Consideration represents a premium of 34% over the average sales price for shares of Common Stock sold in the limited number of negotiated transactions by shareholders other than AAC, (iii) the illiquidity of the shares of Common Stock due to the absence of an established public trading market and the view that it is unlikely such a market would develop in the future, (iv) that the transaction represents an opportunity for the Unaffiliated Shareholders to realize upon their investment in the Common Stock that might otherwise not be available, (v) the high level of certainty that the proposed transaction would be consummated by AAC and the availability of the funds necessary for the Company to finance the transaction, (vi) the presentations and opinion of J.C. Bradford that the Merger consideration to be received by the Unaffiliated Shareholders is fair, from a financial point of view, to such shareholders, and (vii) the lack of any other available or foreseeable alternative for the Unaffiliated Shareholders to realize upon the value of the 7% Interest, particularly taking into account AAC's stated position that it had no intent or desire to sell its interest in the Company to a third party. In light of the variety of factors considered in connection with evaluation of the Merger, the Special Committee did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

         Immediately following the Special Committee meeting on January 5, the Bankers Board convened a special meeting at which the terms of the proposed transaction were outlined for all of the directors, and the Special Committee presented its recommendation that the Bankers Board approve the $6.25 per share price to be paid in connection with the Merger, and the other principal terms of the Merger Agreement. The full Bankers Board then unanimously approved the proposal and the terms of the Merger Agreement. See "-- Recommendation of the Special Committee and the Board of Directors" and "-- Interests of Certain Persons in the Merger."

         On the date of this Proxy Statement, J.C. Bradford delivered a written opinion, dated the date hereof, as to the fairness, from a financial point of view, of the consideration to be paid to the Unaffiliated Shareholders pursuant to the Merger. See "-- Opinion of Financial Advisor."


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

         On January 5, 1996, the Special Committee recommended that the full Bankers Board approve the Merger Agreement and the transactions contemplated thereby. See "--Background of the Merger." The Bankers Board, based on the recommendation of the Special Committee, unanimously approved the Merger Agreement and the transactions contemplated thereby and recommended that shareholders vote "FOR" the approval of the Merger Agreement and the transactions contemplated thereby. Directors of the Company who are also executive officers or directors of AAC did not participate in the Special Committee's consideration of the Merger Agreement and the transactions contemplated thereby because of their interests in the Merger. See "-- Interests of Certain Persons in the Merger." AAC intends to cause BFAC to vote its shares of Common Stock, representing approximately 93% of the issued and outstanding shares of Common Stock, in favor of the Merger Agreement. Approval of the Merger Agreement is, therefore, assured. In reaching its determination, the Bankers Board considered the following factors: the benefits of the Merger to the Company, such as enhanced operational flexibility both in terms of structuring financing arrangements in the future and pursuing potential business opportunities that may arise in the future, as well as the cost savings and other efficiencies that could be achieved in ceasing to be a publicly owned company; the recommendation of the Special Committee; and the fact that the Unaffiliated Shareholders would have the opportunity to receive cash for their shares of Common Stock, for which there has been no established public trading market for many years.

         In view of the variety of factors considered in connection with the evaluation of the Merger, the Bankers Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.


OPINION OF FINANCIAL ADVISOR

         J.C. Bradford was retained by the Special Committee to assist the Special Committee in evaluating the proposed Merger and to render an opinion as to the fairness from a financial point of view of the consideration to be received by the Unaffiliated Shareholders in the Merger. J.C. Bradford is a nationally recognized investment banking firm engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.C. Bradford was selected as the Special Committee's financial advisor based upon such expertise. No limitations were imposed by the Special Committee, the Company or AAC upon the scope of J.C. Bradford's investigation or otherwise with respect to the opinion rendered by J.C. Bradford. J.C. Bradford relied, with the permission of the Special Committee, on the statements made by AAC that it would not dispose of its shares of Common Stock or vote such shares in favor of any transaction involving the sale of the Company to a third party, and J.C. Bradford was not requested or authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of the Company or its assets.

         On January 5, 1996, J.C. Bradford delivered its oral opinion to the Special Committee to the effect that, as of such date, the consideration to be received by the Unaffiliated Shareholders in the proposed Merger was fair from a financial point of view. J.C. Bradford subsequently confirmed its oral opinion by delivery of its written opinion dated as of the date of this Proxy Statement. J.C. Bradford's opinion is directed only to the fairness from a financial point of view of the consideration to be received by the Unaffiliated Shareholders in the Merger and does not constitute a recommendation to any such shareholder as to whether it should vote in favor of the Merger. The full text of J.C. Bradford's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is included as Annex B and is incorporated by reference herein. The Unaffiliated Shareholders of the Company are urged to and should read such opinion in its entirety.

         In conducting its analysis and delivering its opinions, J.C. Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances including, among other things, (i) the Merger Agreement and drafts of this Proxy

Statement, (ii) the historical and current financial position and results of operations of Bankers; (iii) certain internal financial analyses and forecasts of the Company for the years beginning January 1, 1995 and ending December 31, 1998, prepared for the Company by its senior management; (iv) certain financial and securities data of certain other companies, the securities of which are publicly traded and that J.C. Bradford believed to be comparable to the Company; (v) prices and premiums paid in certain other acquisitions and transactions that J.C. Bradford believed to be relevant; (vi) price and trading activity for the Common Stock; and (vii) such other financial studies, analyses and investigations as J.C. Bradford deemed appropriate for purposes of its opinion. J.C. Bradford also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. In addition, J.C. Bradford took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the insurance industry generally.

         J.C. Bradford's opinions are necessarily based upon general economic, market, financial and other conditions as they existed on their respective dates and the information made available to J.C. Bradford through such dates. J.C. Bradford relied upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinions and did not assume any responsibility for independent verification of such information. With respect to the internal financial analyses and forecasts supplied to J.C. Bradford, J.C. Bradford has assumed, and the management of Bankers has represented, that such analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's senior management as to the recent and likely future performance of the Company. J.C. Bradford has not made an independent evaluation or appraisal of the assets and liabilities of the Company and has not been furnished with any such evaluation or appraisal.

         In preparing its report to the Special Committee, J.C. Bradford performed a variety of financial and comparative analyses, including (i) comparable transaction analysis; (ii) comparable public company analysis; (iii) comparable acquisition analysis; (iv) discounted cash flow analysis; and (v) stock trading analysis. The summary of J.C. Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying J.C. Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, J.C. Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, J.C. Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. With respect to the comparable public company analysis, comparable acquisition analysis and comparable transaction analysis summarized below, no public company, acquisition or transaction utilized as a comparison is identical to the Company or the Merger and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In performing its analyses, J.C. Bradford made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions, and other matters. The analyses performed by J.C. Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         The following is a summary of the report presented by J.C. Bradford to the Special Committee on January 5, 1996.

         Comparable Transaction Analysis. J.C. Bradford analyzed certain information relating to selected transactions involving acquisitions of remaining interests by majority shareholders. J.C. Bradford considered ten such transactions since 1990 that involved insurance companies and that J.C. Bradford considered relevant to the Merger. Using publicly available information, J.C. Bradford (a) calculated the relationship between the consideration paid in these transactions and (i) book value (as determined in accordance with generally accepted accounting principles or "GAAP"); (ii) GAAP net income; (iii) GAAP pre-tax income; and (iv) capital and surplus (as determined in accordance with statutory accounting ("STAT")), and (b) determined the percentage premiums that such consideration represented when compared to the stock trading price one day, one week and four weeks prior to the announcement of each such transaction. J.C. Bradford derived average, adjusted average (excluding high and low) and median multiples or percentages, as the case may be, from the foregoing analyses and applied or compared such multiples or percentages, as applicable, to (a) the Company's GAAP (i) book value as of September 30, 1995, (ii) net income for the twelve months ended September 30, 1995, and (iii) pre-tax income for the twelve months ended September 30, 1995, (b) the Company's STAT capital and surplus as of September 30, 1995, and (c) the prevailing prices at which the Common Stock had been purchased in privately negotiated transactions by AAC or otherwise reported by the transfer agent since January 1, 1995. Based on this analysis, J.C. Bradford calculated a range of values for the shares of Common Stock of $4.91 to $9.44 per share.

         J.C. Bradford also considered 56 transactions since 1991, not restricted to the insurance industry, involving acquisitions of remaining interests by majority shareholders. Using publicly available information, J.C. Bradford determined the percentage premium that the consideration paid in these transactions represented when compared to the stock trading price one day, one week and four weeks prior to the announcement of such transactions. J.C. Bradford derived average and median percentages from the foregoing analyses and applied or compared such percentages, as applicable, to the prevailing prices at which the Common Stock had been purchased in privately negotiated transactions by AAC or otherwise reported by the transfer agent since January 1, 1995. Based on this analysis, J.C. Bradford calculated a range of values for the shares of Common Stock of $6.10 to $6.66. per share.

         Comparable Public Company Analysis. J.C. Bradford reviewed and compared certain actual and estimated financial and operating information of the Company to the corresponding information of certain selected publicly traded life and accident and health insurance companies (the "Comparable Companies"). In performing the comparable public company analysis, J.C. Bradford divided the Comparable Companies into two groups based on equity market capitalization of less than and more than $250 million. Using publicly available information, J.C. Bradford analyzed various relevant financial ratios of the Comparable Companies. The ratio analysis include the public stock prices of the Comparable Companies as of January 5, 1996, as a multiple of GAAP
(i) earnings per share for the calendar years ended 1995 and 1996; (ii) book value per share as of September 30, 1995; and (iii) pre-tax earnings per share for the twelve months ended September 30, 1995, adjusted to exclude realized capital gains or losses.

         J.C. Bradford derived average, adjusted average (excluding high and low) and median multiples from the foregoing analysis and applied or compared such multiples, as applicable, to the Company's GAAP (i) earnings per share for the calendar years ended 1995 and 1996; (ii) book value per share as of September 30, 1995; and (iii) pre-tax earnings per share for the twelve months ended September 30, 1995, adjusted to exclude realized capital gains or losses. Based on this analysis for the Comparable Companies with equity market capitalizations of less than $250 million, J.C. Bradford calculated a range of values for the shares of Common Stock of $1.98 to $7.47 per share. Based on this analysis for the Comparable Companies with equity market capitalizations of more than $250 million, J.C. Bradford calculated a range of values for the shares of Common Stock of $2.38 to $10.97 per share.

         Comparable Acquisition Analysis. J.C. Bradford analyzed certain information relating to selected transactions involving 100% acquisitions of life and accident and health insurance companies. J.C. Bradford considered 11 such transactions since 1994. Using publicly available information, J.C. Bradford (a) calculated the relationship between the consideration paid in these transactions and GAAP (i) book value; (ii) net income; and (iii) pre-tax income, and (b) determined the percentage premium that such consideration represented when compared to the stock trading price one day, one week and four weeks prior to the announcement of such transaction. J.C. Bradford derived average, adjusted average (excluding high and low) and median multiples or percentages, as the case may be, from the foregoing analysis and applied or compared such multiples or percentages, as applicable, to (a) the Company's GAAP (i) book value as of September 30, 1995, (ii) net income for the twelve months ended September 30, 1995, and (iii) pre-tax income for the twelve months ended September 30, 1995, and (b) the prevailing prices at which the Common Stock had been purchased in privately negotiated transactions by AAC or otherwise reported by the transfer agent since January 1, 1995. Based on this analysis, J.C. Bradford calculated a range of values for the shares of Common Stock of $4.57 to $10.99 per share.

         Discounted Cash Flow. J.C. Bradford also performed a discounted cash flow analysis of the Company. In conducting it analysis, J.C. Bradford relied on certain internal forecasts provided by the Company's senior management to determine a valuation range for the Company. This analysis assumed that the Company would pay a cash dividend of $0.35 per share to its shareholders each year for the next three years, and, at the end of three years, the Company would be sold for (i) a multiple of trailing GAAP earnings ranging from 8x to 12x (the "Net Income Exit Multiple") and (ii) a multiple of GAAP book value ranging from 0.75x to 1.25x (the "Book Value Exit Multiple"). These dividends and sale proceeds, representing cash flows attributable to Common Stock, were then discounted back to the present at various discount rates ranging from 10% to 20% (the "Discount Rates"). Based on the ranges of Net Income Exit Multiples and Book Value Exit Multiples and Discount Rates, J.C. Bradford calculated a range of values for the shares of Common Stock of $2.84 to $8.34 per share.

         Stock Trading Analysis. J.C. Bradford reviewed and analyzed the historical trading volume and prices at which the Common Stock had been purchased in privately negotiated transactions by AAC or otherwise reported by the transfer agent since January 1, 1995. J.C. Bradford noted that trading activity was intermittent and that the trading market was relatively illiquid. J.C. Bradford also noted that the highest traded price was $5.75, which occurred in May 1995, and the lowest traded price was $4.00, which occurred throughout the year including in December 1995.

         Pursuant to the terms of an engagement letter dated January 2, 1996, the Company agreed to pay J.C. Bradford a fee of $20,000 for acting as financial advisor to the Special Committee in connection with the Merger. In addition, the Company has agreed to reimburse J.C. Bradford for up to $10,000 of its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify J.C. Bradford and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, J.C. Bradford has traded, and may in the future trade, securities of AAC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Company is a 93%-owned subsidiary of BFAC, which is a wholly-owned subsidiary of AAC. Approximately 70.19% of the outstanding voting securities of AAC are owned beneficially or of record by Mr. Robinson, his wife and other affiliates. See "Security Ownership of Certain Beneficial Owners and Management."

         Since AAC acquired a controlling interest in the Company in 1976, the Company and AAC have operated under common management. As a result, certain of the directors of the Company also serve as executive officers or directors of AAC or other affiliates of AAC. Mr. Robinson, the Company's Chairman, also serves as Chairman of the Board of AAC. Mr. Howell, the son-in-law of Mr. Robinson, serves as Executive Vice President and a director of the Company and as President, Chief Executive Officer and a director of AAC. Dom H. Wyant and Samuel E. Hudgins both serve as directors of the Company and as directors of AAC. Mr. Wyant is Of Counsel to the law firm of Jones, Day, Reavis & Pogue, which acts as general counsel to AAC and its subsidiaries, including in connection with the Merger. Mr. Hudgins is a party to a consulting agreement with the Company, which provides for payment of an hourly fee. Mr. Hudgins also owns 200,000 shares of the common stock, representing approximately 4% of the outstanding shares, of Leath Furniture, Inc., an 83%-owned subsidiary of AAC. Eugene Choate, the President and a director of the Company, also serves as President of Atlantic American Life Insurance Company, a wholly-owned subsidiary of AAC. None of such persons served on the Special Committee of the Bankers Board, which, in consultation with its independent advisors, reviewed, negotiated and approved the terms of the Merger Agreement and unanimously recommended that the Bankers Board approve the Merger Agreement and the transactions contemplated thereby. See "-- Recommendation of the Special Committee and the Board of Directors."

         The Company subleases approximately 25,789 square feet of space for its principal offices from AAC. The Company paid total annual rent to AAC of $383,000 and $360,365 in 1994 and 1995, respectively, and expects to pay a comparable amount in 1996. Such amounts consist of base rent and a pro rata share of all real estate taxes and certain other expenses and insurance costs with respect to the office building. Delta Life Insurance Company, the owner of the building, is controlled by

Mr. Robinson. The terms of the lease are believed by management of the Company to be comparable to terms which could be obtained by the Company from unrelated parties for comparable rental property.

         For a discussion of other transactions between the Company and AAC (or certain affiliates of AAC), see Note 7 to the Company's audited financial statements, included in the Form 10-K delivered herewith and incorporated herein by reference.


TERMS OF THE MERGER AGREEMENT

         General. Pursuant to the Merger Agreement, the Merger will become effective when both (i) the Merger Agreement has been approved by the shareholders of Bankers and BFAC and (ii) the Articles of Merger are filed with the Secretary of State of Georgia, or such later date and time as may be specified in such Articles of Merger. It is anticipated that the Articles of Merger will be filed promptly after the approval of the Merger Agreement at the Special Meeting. Such filing will be made, however, only upon satisfaction or waiver of all conditions to the Merger contained in the Merger Agreement. AAC, as sole shareholder of BFAC, has already approved the Merger Agreement.

         The Merger Agreement provides that, at the Effective Time, BFAC will be merged with and into the Company, and BFAC will cease to exist as a corporation. The Company will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of AAC.

         From and after the Effective Time, each issued and outstanding share of Common Stock, other than shares of Common Stock owned by BFAC or shares of Common Stock owned by shareholders who perfect their dissenters' rights under
Article 13 of the GBCC, will be converted into the right to receive, and become exchangeable for, $6.25 in cash, without interest. Each share of Common Stock owned by BFAC or held by the Company as treasury shares will be cancelled without consideration, and each BFAC Share will automatically be converted into the right to receive one share of common stock of the Surviving Corporation.

         The Surviving Corporation. The Merger Agreement provides that the Articles of Incorporation and the By-Laws of the Company, each as in effect immediately prior to the Effective Time of the Merger, will become the Articles of Incorporation and By-Laws of the Surviving Corporation upon the Effective Time. In addition, the officers and directors of the Company in office immediately prior to the Effective Time will become the officers and directors of the Surviving Corporation upon the Effective Time, and will serve until their successors are elected or appointed.

         Exchange of Certificates. From and after the Effective Time, each holder of a Certificate, other than BFAC and those holders who properly perfect their dissenters' rights under the GBCC, will cease to have any right as a shareholder of Bankers and, until surrendered to the Exchange Agent, each Certificate shall represent for all purposes only the right to receive the Merger Consideration to which such holder is entitled, without any interest thereon. The Company, or an agent designated by it, will act as Exchange Agent in connection with the Merger. As soon as practicable after the Effective Time, the Exchange Agent will mail transmittal instructions and a form of letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) to each shareholder of the Company, other than BFAC, to be used in forwarding his or her Certificates for surrender and exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which he is entitled, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

         If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Company that such tax has been paid or is not applicable.

         Certain Covenants and Agreements.  Pursuant to the Merger Agreement,
(i) Bankers has agreed to prepare and file a Rule 13e-3 Transaction Statement on Schedule 13E-3 and proxy statement on Schedule 14A, all in accordance with the Exchange Act and the rules and regulations thereunder, (ii) Bankers has agreed to use its best efforts to obtain the approval by its shareholders of the Merger Agreement, (iii) Bankers and BFAC have agreed to file the Articles of Merger upon the satisfaction or waiver of the conditions to the Merger, and
(iv) Bankers, BFAC and AAC have agreed to use their reasonable best efforts to obtain any governmental waivers or consents necessary to consummate the Merger and the transactions contemplated thereby.

         Conditions to the Merger. The respective obligations of Bankers and BFAC to effect the Merger are subject to certain conditions, including among others: (i) the absence of any pending or proposed action, proceeding, application, claim or counterclaim by any government or governmental authority or agency that would restrain or prohibit the consummation of the

Merger or the performance of the Merger Agreement, (ii) approval of the Merger Agreement and the transactions contemplated thereby by all regulatory authorities whose approvals are required by law, (iii) approval of the Merger Agreement and the transactions contemplated thereby by the Bankers shareholders, (iv) clearance of this Proxy Statement by the Commission, and (v) the consummation of the transactions contemplated by the Merger Agreement on or before June 30, 1996.

         Amendment and Termination. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Special Meeting, unilaterally by either Bankers or BFAC, including, without limitation, if any condition to the obligation of a party is not satisfied other than by reason of a breach by that party of its obligations under the Merger Agreement and it reasonably appears that the condition cannot be satisfied by June 30, 1996.

         In the event of termination of the Merger Agreement by either Bankers or BFAC, the Merger Agreement will become void and there will be no further obligation on the part of Bankers, BFAC or AAC or their respective officers and directors.

         Subject to applicable law, the Merger Agreement may be amended by the written agreement of Bankers, BFAC and AAC.

REGULATORY MATTERS

         The Company is subject to regulation by the Insurance Commissioner of the State of Georgia (the "Insurance Commission") and is therefore required to comply with certain notice and approval procedures in connection with the Merger, or obtain an applicable exemption therefrom. The Company intends to seek an exemption from such procedures from the Insurance Commission. Other than the foregoing, the Company is not aware of any approval or other action by any state, federal or foreign governmental, administrative or regulatory agency that is required for the Merger.

ACCOUNTING TREATMENT

         The transactions to be accomplished as a result of the Merger will be accounted for as a purchase transaction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a general discussion, based on current law, of certain of the expected federal income tax consequences applicable to shareholders of the Company who receive cash in exchange for their shares of Common Stock pursuant to the Merger or the exercise of dissenters' rights.
This summary discusses only certain tax consequences to United States persons (i.e., citizens or residents of the United States and domestic corporations) who hold shares as capital assets. It does not discuss the tax consequences that might be relevant to shareholders who acquired their shares through the exercise of options or otherwise as compensation. In addition, it does not discuss the tax consequences that might be relevant to shareholders entitled to special treatment under the federal income tax law, such as life insurance companies, tax exempt organizations, S corporations and taxpayers subject to alternative minimum tax.

         The receipt of cash for shares of Common Stock pursuant to the Merger or the exercise of dissenters' rights will be a taxable transaction for federal income tax purposes. A shareholder will recognize taxable gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and such shareholder's tax basis in the shares of Common Stock surrendered in exchange therefor. In general, such gain or loss will be capital gain or loss if such shares of Common Stock are capital assets in the hands of such shareholder at the time of the exchange and will be long-term capital gain or loss if, at the time of the exchange, such shareholder's holding period for the shares of Common Stock is more than one year.

         Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of all cash payments to which a shareholder or other payee is entitled pursuant to the Merger, unless the shareholder or other payee provides a tax identification number (social security number, in the case of an individual, or employer identification number in the case of other Company shareholders) and certifies that such number is correct. Each shareholder, and, if applicable, each other payee, should complete and sign the Substitute Form W-9 which will be included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Exchange Agent. The exceptions provide that certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (i.e., Certificate of Foreign Status on Form W-8), attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the shareholder's federal income tax liability, and, in general, refunded by the Internal Revenue Service if and to the extent that the amounts withheld exceed the shareholder's federal income tax liability assuming that the appropriate procedures are followed.

         The consummation of the Merger is not expected to have any material tax effects on the Company.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).

SOURCE OF FUNDS

         Assuming consummation of the Merger, based upon the number of shares of Common Stock outstanding on the Record Date, an aggregate of approximately $1,264,000 will be required to make cash payments to the Unaffiliated Shareholders. The Company estimates that additional expenses of approximately $225,253 will be incurred in connection with the Merger, as follows: (i) estimated SEC filing fees of $253; (ii) estimated legal and accounting fees and expenses of $175,000; (iii) estimated financial advisor fees and expenses of $30,000; (iv) estimated printing and solicitation costs of $15,000; and (v) miscellaneous other costs estimated at $5,000. The source of funds for the foregoing expenses will be the Company's working capital, and no funds will be borrowed in order to complete the Merger.

DISSENTERS' RIGHTS

                 Set forth below is a summary of the procedures relating to the exercise of dissenters' rights under the GBCC. The following summary does not purport to be a complete statement of the provisions of Article 13 of the GBCC ("Article 13") and is qualified in its entirety by reference to Annex C hereto and to any amendments to such provisions as may be adopted after the date of this Proxy Statement. The provisions for demanding appraisal are complex and must be complied with precisely. Any shareholder intending to dissent from the proposed Merger should consult carefully the text of Annex C and is also advised to consult legal counsel.

                 The GBCC provides dissenters' rights for Bankers shareholders who object to the Merger and meet the requisite statutory requirements contained in Article 13. Under the GBCC, any Bankers shareholder who (i) delivers written notice of his intent to demand payment for his shares if the Merger is consummated and becomes effective, which notice is actually received by the Company before the vote is taken at the Special Meeting and (ii) does not vote his shares at the Special Meeting in favor of the proposal to approve the Merger, shall be entitled, if the Merger is approved and effectuated, to receive payment of the fair value of such shareholder's shares of Common Stock upon compliance with the applicable procedural requirements. Such payment shall be made by the "Surviving Corporation" which, for purposes of this dissenters' rights summary, shall mean Bankers.

                 Any written notice of a Bankers shareholder's intent to demand payment for such shareholder's shares of Common Stock if the Merger is consummated must be received by the Company at: 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attn: Corporate Secretary, prior to the shareholder vote at the Special Meeting. A shareholder who votes for the Merger will have no dissenters' rights. A shareholder who does not satisfy each of the aforementioned requirements is not entitled to payment for such shareholder's shares of Common Stock under the dissenters' rights provisions of the GBCC and will be bound by the terms of the Merger Agreement.

                 No later than 10 days after the Effective Time, the Surviving Corporation must send a written dissenters' notice to all shareholders who have given written notice and did not vote in favor of the Merger as described above. The dissenters' notice will: (i) state where the payment demand must be sent and where and when certificates for Common Stock ("Dissenting Certificates") must be deposited, (ii) set a date by which the Surviving Corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the dissenters' notice is mailed, and (iii) be accompanied by a copy of Article 13. A shareholder who is sent a dissenters' notice and who wishes to assert dissenters' rights must demand payment and deposit his Dissenting Certificates in accordance with the terms of the notice. Prior to the Effective Time, a shareholder exercising dissenters' rights retains all other rights of a shareholder. From and after the Effective Time, dissenting shareholders will no longer be entitled to any rights of a Company shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings, or to receive dividends, and will only be entitled to such rights or appraisal as provided by the GBCC. If any such holder of Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, his shares of Common Stock shall thereupon be deemed to have been converted into the right to receive cash pursuant to the Merger Agreement.

                 Within 10 days of the later of (i) the date the Merger is consummated or (ii) receipt of a payment demand, the Surviving Corporation must offer to pay each dissenting shareholder who complied with the requirements of
Article 13 the amount the Surviving Corporation estimates to be the fair value of such shareholder's shares of Common Stock, plus interest accrued from the Effective Time to the date of payment. The offer of payment must be accompanied by certain financial data relating to the Company, a statement of the Surviving Corporation's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder's right to demand payment under Article 13 and a copy of Article
13. The Surviving Corporation must pay the amount stated in the offer of payment to each dissenting shareholder who agrees in writing to accept such payment in full satisfaction of his demand. If the dissenting shareholder accepts the Surviving Corporation's offer by written notice to the Surviving Corporation within 30 days after the offer is made, or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his shares shall be made within 60 days after the making of the offer or the consummation of the Merger, whichever is later. If the Merger is not effected within 60 days after the date set for demanding payment and depositing Dissenting Certificates, the Surviving Corporation will return the deposited Dissenting Certificates and, if the Merger is subsequently effected, the Surviving Corporation will deliver a new notice and repeat the payment demand procedure.

                 A dissenting shareholder may notify the Surviving Corporation in writing of his own estimate of the fair value of such shares and the amount of any interest due, and demand payment of such estimate if:

                          (i) the dissenting shareholder believes that the amount offered by the Surviving Corporation is less than the fair value of his shares or that any interest due is incorrectly calculated; or

                          (ii) the Surviving Corporation, having failed to take the proposed action, does not return the deposited Dissenting Certificate within 60 days after the date set for demanding payment.

                 A dissenting shareholder waives his right to demand payment under subparagraphs (i) and (ii) above and is deemed to have accepted the Surviving Corporation's offer unless he notifies the Surviving Corporation of his demand in writing within 30 days after the Surviving Corporation offered payment of his shares.

                 If a demand for payment remains unsettled, the Surviving Corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                 A shareholder of record may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

              ABSENCE OF PUBLIC MARKET FOR COMMON STOCK; DIVIDENDS

TRADING OF THE COMMON STOCK

         There is presently no established public trading market for the Common Stock. The Company, in its capacity as transfer agent, is aware of a limited number of privately negotiated transactions involving the Common Stock. During 1995, the Company, as transfer agent, received notice of twelve separate transactions in which an aggregate of 8,191 shares were purchased at prices ranging from $4.00 per share to $5.00 per share. The most recent transaction was reported to the Company on December 12, 1995, and involved the purchase of 92 shares of Common Stock at a price of $4.00 per share. In addition to those transactions, AAC has from time to time purchased shares directly from shareholders of the Company who have submitted written offers to AAC and specified the price at which they were willing to sell such shares. Since January 1, 1994, AAC has made the following purchases on the dates indicated:

                                  Number of         Price per
               Date                Shares             Share
               ----              ----------         ---------
                1/12/94                294            $5.00
                2/11/94                 55             5.00
                 6/1/94                 33             5.00
                11/7/94                832             5.00
                12/7/94                164             5.00
                 2/7/95              1,803             5.00
                2/16/95              1,377             5.00
                 4/3/95                 57             5.00
                4/14/95                128             5.00
                 5/9/95              2,743             5.75
                5/19/95                 78             5.00
                5/31/95                385             5.00
                6/27/95                453             5.00
                8/01/95                215             5.00

         The average purchase price paid by AAC for each quarterly period since January 1, 1994 was $5.00 per share, except for the second quarter of 1995 in which such price was $5.54 per share.

DIVIDENDS

         In accordance with the Insurance Code of the State of Georgia, dividend payments are limited to accumulated statutory earnings of the Company, which were $6.0 million at September 30, 1995. The Company paid cash dividends of $.30 per share in 1995 and did not pay cash dividends in 1994.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of January 5, 1996 regarding the beneficial ownership of Common Stock of the Company and of AAC by
(i) each person known by the Company to own 5% or more of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) the executive officers of the Company whose total annual compensation exceeded $100,000, and (iv) by all Directors and executive officers as a group.

                                           Company Common Stock                         AAC Common Stock
                                           --------------------                         ----------------
 Name of Beneficial Owner          Number of Shares        Percent           Number of Shares          Percent
 ------------------------          ----------------        -------           ----------------          -------
 Atlantic American                    2,784,924              93.2%                N/A                      N/A
 Corporation

 J. Mack Robinson                         --                  --             13,733,444 (1)              70.19%

 Eugene Choate                            --                  --                 42,190 (2)                 *

 Hilton H. Howell, Jr.                    --                  --                 90,842 (3)                 *

 John W. Hancock                          --                  --                 33,138 (4)                 *

 Samuel E. Hudgins                        --                  --                  3,750                     *

 E.F. Mauldin                             --                  --                  --                        --

 F.C. Parker, Jr.                         --                  --                  --                        --

 Dom H. Wyant                             --                  --                  --                        --

 Directors and Executive                  --                  --             14,129,628 (5)              71.64%
 Officers as a group

*        Represents less than 1%.

(1) As of January 5, 1996, the only persons who owned of record or were known to own beneficially as much as 5% of the outstanding voting securities of AAC were J. Mack Robinson, his wife Harriett J. Robinson, and certain of their affiliates, who owned an aggregate of approximately 70.19% of the voting securities of AAC. Mr. J. Mack Robinson beneficially owned 13,733,444 shares of AAC common stock (70.19% of class), which includes 3,381,202 shares owned by Gulf Capital Services, Ltd., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319; 936,702 shares owned by Delta Life Insurance Company; and 294,000 shares owned by Delta Fire & Casualty Company; all of which are companies controlled by Mr. Robinson; 50,000 shares subject to presently exercisable options held by Mr. Robinson; and 88,026 shares issuable pursuant to convertible notes and 250,751 shares issuable pursuant to convertible preferred stock which is owned beneficially by Mr. Robinson, and 828 shares held pursuant to AAC's 401(k) plan. Also includes all shares held by Mr. Robinson's wife, Harriett J. Robinson, who beneficially owned 8,044,691 shares of AAC common stock (41.95% of class), which includes 7,536,793 shares of common stock and 501,500 shares issuable pursuant to convertible preferred stock held by Mrs. Robinson as trustee for her children, as to which she disclaims beneficial ownership, and 6,398 shares issuable pursuant to convertible notes.

(2) Includes 27,500 shares subject to presently exercisable options and 1,190 shares held pursuant to AAC's 401(k) plan.

(3) Includes 80,000 shares subject to presently exercisable options and 2,917 shares held pursuant to AAC's 401(k) plan. Also includes 1,025 shares held by Mr. Howell's wife, as to which he disclaims beneficial ownership.

(4) Includes 27,500 shares subject to presently exercisable options and 5,638 shares held pursuant to AAC's 401(k) plan.

(5) Includes 185,000 shares subject to presently exercisable options, shares issuable upon conversion of convertible securities described in note
(1), and 10,573 shares held pursuant to AAC's 401(k) plan.

                            SELECTED FINANCIAL DATA

         The following table sets forth selected historical financial information for the Company for each of the five years in the five-year period ended December 31, 1994 and for the nine months ended September 30, 1995 and 1994. The following financial information should be read in conjunction with the historical financial statements and notes thereto of the Company included in the Form 10-K delivered herewith and incorporated herein by reference. The interim unaudited information for the Company for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information provided for such interim periods. The results of operations for such interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                                                                  NINE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                                   --------------------------------------------------------       -----------------
                                                   1994         1993         1992         1991         1990        1995       1994
                                                   ----         ----         ----         ----         ----        ----       ----
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
 STATEMENT OF OPERATIONS DATA:
    Insurance premiums . . . . . . . . . .        $11,947      $11,219      $11,630     $ 12,646      $14,864    $ 8,193   $ 8,514
    Investment income  . . . . . . . . . .          2,243        2,180        2,599        2,820        4,031      1,775     1,609
    Realized investment gains (losses) . .            206           62        1,640       (2,874)        (513)       387       206
                                                  -------      -------      -------     --------      -------    -------   -------
      Total revenue  . . . . . . . . . . .         14,396       13,461       15,869       12,592       18,382     10,355    10,329
                                                  -------      -------      -------     --------      -------    -------   -------

    Insurance benefits and losses
      incurred . . . . . . . . . . . . . .          7,245        6,753        7,770        7,588        8,403      4,351     5,606
    Commissions and underwriting
      expenses . . . . . . . . . . . . . .          6,251        5,586        6,181        7,277        9,133      5,087     4,269
    Other  . . . . . . . . . . . . . . . .              -            -         (320)           -          714          -         -
                                                  -------      -------      -------     --------      -------    -------   -------
      Total benefits and expenses  . . . .         13,496       12,339       13,631       14,865       18,250      9,438     9,875
                                                  -------      -------      -------     --------      -------    -------   -------
    Income (loss) before tax provision,
      extraordinary item and cumulative
      effect of change in accounting
      principle  . . . . . . . . . . . . .            900        1,122        2,238       (2,273)         132        917       454

    (Provision) credit for income
      taxes  . . . . . . . . . . . . . . .           (184)        (291)        (646)           -            -        217       (63)
                                                  -------      -------      -------     --------      -------    -------   -------
    Income (loss) before extraordinary
      item and cumulative effect of
      change in accounting principle . . .            716          831        1,592       (2,273)         132      1,134       391
    Extraordinary item - utilization of
      tax operating loss carry forward . .              -            -          646            -            -          -         -
                                                  -------      -------      -------     --------      -------    -------   -------
    Income (loss) before cumulative
      effect of change in accounting
      principle  . . . . . . . . . . . . .            716          831        2,238       (2,273)         132      1,134       391
    Cumulative effect of change
      in accounting principle for
      income taxes . . . . . . . . . . . .              -        6,114            -            -            -          -         -
                                                  -------      -------      -------     --------      -------    -------   -------
        Net income (loss)  . . . . . . . .        $   716      $ 6,945      $ 2,238     $ (2,273)     $   132    $ 1,134   $   391
                                                  =======      =======      =======     ========      =======    =======   =======
    Shares of common stock
      outstanding  . . . . . . . . . . . .          2,987        2,987        2,987        2,987        2,987      2,987     2,987
                                                  =======      =======      =======     ========      =======    =======   =======
    Income (loss) per share before
      extraordinary item and cumulative
      effect of change in accounting
      principle  . . . . . . . . . . . . .        $   .24      $   .28      $   .53     $   (.76)     $   .04     $  .38   $   .13
    Extraordinary item . . . . . . . . . .              -            -          .22            -            -          -         -
    Cumulative effect of change in
      accounting principle for
      income taxes . . . . . . . . . . . .              -         2.04            -            -            -          -         -
                                                  -------      -------      -------     --------      -------    -------   -------
        Net income (loss) per share  . . .        $   .24      $  2.32      $   .75     $   (.76)     $   .04    $   .38   $   .13
                                                  =======      =======      =======     ========      =======    =======   =======

    Dividends paid per share . . . . . . .              -      $   .35      $   .30     $    .35      $   .35    $   .35         -
                                                  =======      =======      =======     ========      =======    =======   =======

 BALANCE SHEET DATA:
 Total assets  . . . . . . . . . . . . . .        $43,895      $44,940      $45,202     $ 44,920      $48,830    $47,722   $43,342
                                                  =======      =======      =======     ========      =======    =======   =======

 Liabilities and shareholders' equity:
    Total liabilities  . . . . . . . . . .        $24,745      $24,542      $31,067     $ 32,366      $34,759    $25,979   $23,719
    Total shareholders' equity . . . . . .         19,150       20,398       14,135       12,554       14,071     21,743    19,623
                                                  -------      -------      -------     --------      -------    -------   -------
      Total liabilities and shareholders'
        equity . . . . . . . . . . . . . .        $43,895      $44,940      $45,202     $ 44,920      $48,830    $47,722   $43,342
                                                  =======      =======      =======     ========      =======    =======   =======

                                    EXPERTS

         The financial statements of the Company at December 31, 1994 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Proxy Statement have been audited by Arthur Andersen LLP, independent auditors, and the information under the caption "Selected Financial Data" of the Company for each of the five years in the period ended December 31, 1994, appearing in this Proxy Statement has been derived from financial statements audited by Arthur Andersen LLP, as set forth in their report thereon incorporated by reference herein. Such financial statements and selected financial data are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

         The Bankers Board knows of no matters other than those stated herein which are to be brought before the Special Meeting, and under the GBCC only business within the purposes of the Special Meeting as described in the notice thereof may be conducted at the Special Meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their judgment.

                              INDEPENDENT AUDITORS

         Representatives of Arthur Andersen LLP, the Company's independent auditors, are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Exchange Act, shareholders of the company may present proper proposals for inclusion in the Company's proxy statement. Assuming consummation of the Merger, no annual meeting will be held in 1996. In the event that shareholder approval of the Merger is not obtained, an annual meeting will be held no later than May 31, 1996. Proposals by shareholders intended to be presented at the 1996 annual meeting must have been forwarded in writing and received at the principal executive office of the company not later than December 8, 1995 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the 1996 annual meeting of shareholders. No such proposals were received by the Company.

                                                                      SCHEDULE I

                         CERTAIN INFORMATION CONCERNING
                                BANKERS AND AAC


         The following tables set forth the name, business address, principal occupation or employment at the present time and during the last five years and the name, principal business or other organization in which such occupation or employment is or was conducted, of the executive officers and directors of AAC and Bankers. Unless otherwise indicated, all occupations, offices or positions of employment listed opposite an individual's name were held by such individual in the course of the last five years. Unless otherwise indicated, the business address of each individual listed below is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319. All persons listed below are citizens of the United States of America. None of the persons listed below owns any shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS OF BANKERS

                                                 Present Principal Occupation or Employment and Five-Year Employment
 Name and Business Address                       History
 -------------------------                       -------------------------------------------------------------------
 J. Mack Robinson                                Mr. Robinson is Chairman of the Board of Directors of Bankers. *

 Eugene Choate                                   Mr. Choate is President and a Director of Bankers. *

 Hilton H. Howell, Jr.                           Mr. Howell has served as Executive Vice President and a Director of
                                                 Bankers since October 1992. *

 Samuel E. Hudgins                               Mr. Hudgins is a Director of Bankers. *
 3100 Cumberland Circle, N.W.
 Suite 1525
 Atlanta, Georgia 30339

 Edward F. Mauldin                               Mr. Mauldin is a Director of Bankers and Chairman of the Board of
 210 South Pine Street                           Bank Independent, Sheffield, Alabama.
 Florence, Alabama 35630

 Frank C. Parker, Jr.                            Mr. Parker is a Director of Bankers and Owner, Parker Apartments,
 215 South Main Street                           Statesboro, Georgia.
 Statesboro, Georgia 30459

 Dom H. Wyant                                    Mr. Wyant is a Director of Bankers.*
 3500 One Peachtree Center
 303 Peachtree Street
 Atlanta, Georgia 30308

 John W. Hancock                                 Mr. Hancock has served Bankers as Senior Vice President and
                                                 Treasurer since September 1993.  Prior thereto, he served as Vice
                                                 President and Treasurer. *

*  Additional biographical information included below.


DIRECTORS AND EXECUTIVE OFFICERS OF AAC


                                                   Present Principal Occupation or Employment and Five-Year Employment
 Name and Business Address                         History
 -------------------------                         -------------------------------------------------------------------
 J. Mack Robinson                                  Mr. Robinson is Chairman of the Board of Directors of AAC.  He
                                                   served as President and CEO of AAC from September 1988 to May,
                                                   1995.  He is Chairman of the Board of Atlantic American Life
                                                   Insurance Company, Georgia Casualty & Surety Company and Leath
                                                   Furniture, Inc., subsidiaries of AAC.  In addition, Mr. Robinson is
                                                   Chairman of the Board of Bull Run Corporation, a Director of Gray
                                                   Communications Systems, Inc., the General Partner of Gulf Capital
                                                   Services, Ltd. and the Chairman and President of Delta Life
                                                   Insurance Company and Delta Fire & Casualty Insurance Company.

 Hilton H. Howell, Jr.                             Mr. Howell has served as a Director of AAC since October 1992 and
                                                   President and CEO of AAC since May, 1995.  Prior thereto, he served as Executive Vice President of AAC since October 1992.  In addition, he has been Executive Vice President of Delta Life
                                                   Insurance Company and Delta Fire & Casualty Company since March
                                                   1994.  Prior thereto, he was Vice President and General Counsel of
                                                   Delta Life Insurance Company since November 1991.  Prior thereto, he was an attorney with Liddell, Sapp, Zivley, Hill and LaBoon.

 Samuel E. Hudgins                                 Mr. Hudgins is a Director of AAC and has been a Partner in
                                                   Percival, Hudgins & Company, Inc. (and its predecessor), investment bankers, since April l992 and an independent consultant prior thereto.  He has also served as Vice Chairman and Secretary of
                                                   Leath Furniture, Inc. since April 1991.  He is a Director of The
                                                   Biltmore Funds (12 funds) and The Biltmore Municipal Funds (3 funds) advised by Wachovia Investment Management Group.

 D. Raymond Riddle                                 Mr. Riddle is a Director of AAC and has served as the Chairman and
 1420 Peachtree Street                             CEO of National Service Industries, Inc., a diversified holding
 Atlanta, Georgia 30309                            company, since September l994 and prior thereto, as the President and CEO of National Service Industries, Inc. since January l993.
                                                   Prior thereto, he was President of Wachovia Bank of Georgia, N.A., the President of Wachovia Corporation of Georgia and Executive Vice
                                                   President of Wachovia Corporation.  He is a Director of National
                                                   Service Industries, Inc., Atlanta Gas Light Company, Equifax Inc.,
                                                   Munich American Reassurance Company, Wachovia Bank of Georgia and
                                                   Vista Resources.

 Harriett J. Robinson                              Mrs. Robinson is a Director of AAC.

 Robert H. Tharpe                                  Mr. Tharpe is a Director of AAC and is a private investor.
 3750 Peachtree Road, N.E.
 Atlanta, Georgia 30319

 Charles B. West                                   Mr. West is a Director of AAC and is Chairman of West Lumber
 1100 Circle 75 Parkway                            Company, and he also serves in various capacities for a number of
 Suite 760                                         its related businesses.
 Atlanta, Georgia 30339

 William H. Whaley, M.D.                           Dr. Whaley has served as a Director of AAC since October 1992 and
 3250 Howell Mill Road, N.W.                       is a physician in private practice.
 Suite 305
 Atlanta, Georgia 30327

 Dom H. Wyant                                      Mr. Wyant is a Director of AAC and is Of Counsel to the law firm of
 3500 One Peachtree Center                         Jones, Day, Reavis & Pogue.  Prior to January l995, he was a
 303 Peachtree Street                              partner in Jones, Day, Reavis & Pogue.  Mr. Wyant also serves as a
 Atlanta, Georgia 30308                            director of Thomaston Mills, Inc.

 John W. Hancock                                   Mr. Hancock has served as Senior Vice President and Treasurer of
                                                   AAC and Atlantic American Life Insurance Company since November
                                                   1993.  Prior thereto, he served as Vice President and Treasurer of
                                                   AAC and Atlantic American Life Insurance Company.

 Eugene Choate                                     Mr. Choate is President of Atlantic American Life Insurance
                                                   Company, a wholly-owned subsidiary of AAC.

 Ronald D. Phillips                                Mr. Phillips is President of Leath Furniture, Inc., an 83%-owned subsidiary of AAC.

                                                                         ANNEX A



                              AGREEMENT OF MERGER

         THIS AGREEMENT OF MERGER (this "Agreement"), made this 5th day of January, 1995, by and among ATLANTIC AMERICAN CORPORATION, a Georgia corporation ("Parent"), BF ACQUISITION CORPORATION, a Georgia corporation and a wholly owned subsidiary of Parent ("BFAC"), and BANKERS FIDELITY LIFE INSURANCE COMPANY, a Georgia corporation and 93.23% subsidiary of BFAC ("Bankers").

                              W I T N E S S E T H:

         WHEREAS, Parent is the sole shareholder of BFAC, and in connection with the formation of BFAC transferred to BFAC all of the shares of capital stock of Bankers that Parent had owned, such that BFAC now owns 93.23% of the outstanding capital stock of Bankers;

         WHEREAS, Parent proposes to acquire the entire equity interest in Bankers upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Boards of Directors of Bankers and BFAC deem it advisable and in the best interests of their respective shareholders that BFAC merge with and into Bankers, and, on or prior to the date hereof, such Boards of Directors have approved such merger upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                             ARTICLE I.  THE MERGER

            1.1 Terms and Effects of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 14-2-1101 of the Georgia Business Corporation Code (the "GBCC"), at the Effective Time (as defined hereinbelow) BFAC shall be merged with and into Bankers (the "Merger"). Following the Merger, Bankers shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of BFAC shall cease. The Merger shall have the effects set forth in the GBCC.

            1.2 Effective Time. The Merger shall become effective when both (i) this Agreement shall be adopted and approved by the respective shareholders of Bankers and BFAC in accordance with the applicable provisions of the GBCC and (ii) Articles of Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the GBCC, are filed with the Secretary of State of the State of Georgia, or such later date and time as may be specified in the Articles of Merger (the time the Merger becomes effective being referred to as the "Effective Time"). Such filing shall be made as soon as practicable after the satisfaction or waiver of the conditions set forth in Article V hereof.


                 ARTICLE II.  SURVIVING AND PARENT CORPORATIONS

            2.1 Articles of Incorporation and Bylaws. The Articles of Incorporation of Bankers as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the GBCC. The Bylaws of Bankers as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the GBCC.

            2.2 Directors. The directors of Bankers immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            2.3 Officers. The officers of Bankers immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            2.4 Further Action. If, at any time after the Effective Time, Parent shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of BFAC or Bankers by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the board of directors and officers of BFAC or Bankers, as the case may be, last in office shall execute and deliver, upon Parent's reasonable request, any instruments or assurances in law, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.

                       ARTICLE III.  CONVERSION OF SHARES

            3.1         Conversion of Bankers Shares in the Merger.

                        (A) Each share of common stock, $1.00 par value, of Bankers (a "Bankers Share") issued and outstanding immediately prior to the Effective Time (other than outstanding Bankers Shares held by BFAC and other than Dissenting Shares (as defined below)), shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $6.25 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such outstanding Bankers Share.

                        (B) Each Bankers Share held in the treasury of Bankers and each outstanding Bankers Share held by BFAC immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist.

            3.2 Conversion of BFAC Shares in the Merger. Each share of BFAC common stock, $1.00 par value (a "BFAC Share"), issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock of the Surviving Corporation, which shares thereafter will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

            3.3         Delivery of Merger Consideration.

                        3.3.1.         Exchange Agent; Surrender of
Certificates and Payment. The Surviving Corporation or an agent designated by the Surviving Corporation will act as exchange agent in connection with the Merger (the "Exchange Agent"). Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (as of the Effective Time) of an outstanding certificate or certificates that immediately prior to the Effective Time represented outstanding Bankers Shares to be converted into the right to receive the Merger Consideration pursuant to Section 3.1(A) hereof, (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the

Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time, each holder of a Certificate shall cease to have any right as a shareholder of Bankers and, until surrendered in accordance with the provisions of this Section 3.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration, without any interest thereon.

                        3.3.2. Transfers After Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Bankers of the Bankers Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing Bankers Shares that were outstanding immediately prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 3.3.

            3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Bankers Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have complied with the procedures for appraisal set forth in the GBCC (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the GBCC. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his, her or its outstanding Bankers Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.


                       ARTICLE IV.  ADDITIONAL AGREEMENTS

            4.1 Proxy Statement. As promptly as practicable, Bankers shall prepare and file a Rule 13e-3 Transaction Statement on Schedule 13E-3 in accordance with the Securities Exchange Act of 1934, as amended (together with the rules and regulations related thereto referred to as the "Exchange Act"), and Bankers shall prepare a preliminary proxy statement relating to the Merger (the "Proxy Statement") on Schedule 14A in accordance with the Exchange Act. Bankers shall use its reasonable best efforts to respond to any comments that the Securities and Exchange Commission (the "SEC") may have to such documents and to cause such documents to be mailed to Bankers' shareholders at the earliest practicable time.

            4.2 Shareholders' Meeting. Bankers shall promptly take such action as may be appropriate to obtain approval by the holders of the Bankers Shares of this Agreement and the transactions contemplated hereby, and shall use its best efforts to obtain such shareholder approval and adoption of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC.

            4.3 Filing of Articles of Merger. Upon the terms and subject to the conditions hereof, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article V hereof, Bankers and BFAC shall execute and file the Articles of Merger referred to in Section
1.1.2 in the manner required by the GBCC and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective.

            4.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            4.5 Consents and Approvals. The parties shall use their reasonable best efforts (without requiring the payment of money) to obtain the waiver, consent and approval of all persons whose waiver, consent or approval
(i) is required in order to consummate the transactions contemplated by this Agreement (including, but not limited to, any required approvals from the Office of the Insurance Commissioner of the State of Georgia) or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which Bankers is a party or subject on the Effective Time and (a) that would prohibit or require the waiver, consent or approval of any person to such transactions or (b) under which, without such waiver, consent or approval, such transactions would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligations thereunder.


                 ARTICLE V.  CONDITIONS PRECEDENT TO RESPECTIVE
                             OBLIGATIONS OF THE PARTIES

                        The obligations of Bankers and BFAC to consummate, or cause to be consummated, the Merger shall be contingent upon and subject to the satisfaction, at or before the Effective Time, of each and every one of the following conditions, any one or more of which may be waived in writing by such parties.

            5.1 Actions of Governmental Authorities. There shall not have been instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, and neither Bankers nor BFAC shall have been notified by any such government, governmental authority or agency (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an action or proceeding, that restrains or prohibits or seeks to restrain or prohibit the making or consummation of the Merger or restrains or prohibits or seeks to restrain or prohibit the performance of this Agreement.

            5.2 Legal Approvals. The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law.

            5.3 Shareholder Approval. This Agreement and the Merger shall have been adopted and approved by the affirmative vote or written consent of the holders of the outstanding Bankers Shares by the vote or written consent required by, and in accordance with, the GBCC.

            5.4 Clearance of Proxy Statement. The Proxy Statement shall have been cleared by the SEC for dissemination to the Company's shareholders.

            5.5 Consummation. The consummation of the transactions contemplated by this Agreement shall have occurred on or before June 30, 1996.


                 ARTICLE VI.  TERMINATION, AMENDMENT AND WAIVER

            6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, unilaterally by Parent or Bankers for any reason, including, without limitation, if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to June 30, 1996.

            6.2 Effect of Termination. In the event of termination of this Agreement by either Parent or Bankers, as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either Bankers, Parent, BFAC or their respective officers or directors (except as set forth in this Section 6.2 and in Section 4.4 which shall survive such termination). Nothing in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

            6.3 Amendment. This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

            6.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto and (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                        ARTICLE VII.  GENERAL PROVISIONS

    7.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, mailed by certified mail, return receipt requested, first class postage prepaid, sent by Federal Express or similar overnight delivery service with receipt acknowledged, or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                        7.1.1.         If to Parent or BFAC:

                                       Atlantic American Corporation
                                       4370 Peachtree Road, N.E.
                                       Atlanta, Georgia 30319
                                       Attn:  Hilton H. Howell, Jr.

                                       and to:

                                       Jones, Day, Reavis & Pogue
                                       3500 One Peachtree Center
                                       303 Peachtree Street, N.E.
                                       Atlanta, Georgia 30308
                                       Attn:  Dom H. Wyant, Esq.

                        7.1.2.         If to Bankers:

                                       Bankers Fidelity Life Insurance
                                        Company
                                       4370 Peachtree Road, N.E.
                                       Atlanta, Georgia 30319
                                       Attn:  Eugene Choate
                                       and to the Special Committee of the
                                       Board of Directors of Bankers:

                                       c/o Cashin, Morton & Mullins
                                       Two Midtown Plaza, Suite 1900
                                       1360 Peachtree Street, N.E.
                                       Atlanta, Georgia  30309
                                       Attention:  D. Tully Hazell, Esq.

                        7.1.3. If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 7.1 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service.

            7.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Effective Time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

            7.3 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

            7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

            7.5 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

            7.6 Entire Agreement. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein.

Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

            7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

            7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            7.9 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

           7.10 Time of Essence. Time is of the essence in this Agreement.

            IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                        "BANKERS"

                                        BANKERS FIDELITY LIFE INSURANCE
                                         COMPANY



                                        By:/s/ Eugene Choate
                                           -------------------------------
                                           Title: President


                                        "BFAC"

                                        BF ACQUISITION CORPORATION



                                        By:/s/ Hilton Howell
                                           -------------------------------
                                           Title: President


                                        "PARENT"

                                        ATLANTIC AMERICAN CORPORATION


                                        By:/s/ Hilton Howell
                                           -------------------------------
                                           Title: President and
                                                  Chief Executive Officer

                                                                         ANNEX B




                       [Form of Opinion of J.C. Bradford]





                              _____________, 1996



Special Committee of The Board of Directors
Bankers Fidelity Life Insurance Company
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Bankers Fidelity Life Insurance Company ("Bankers Fidelity" or the "Company") other than BF Acquisition Corporation ("BFAC") (such shareholders being collectively referred to herein as the "Unaffiliated Shareholders") of the consideration to be received by such Unaffiliated Shareholders in the proposed merger (the "Merger") of BFAC with and into the Company in accordance with the Agreement of Merger, dated January 5, 1996 (the "Merger Agreement") by and among Atlantic American Corporation, BFAC and the Company. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

         J.C. Bradford & Co., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of Bankers Fidelity in connection with the proposed Merger and will receive a fee from Bankers Fidelity for our services.

         In conducting our analysis and arriving at our opinion, we have considered such financial and other facts as we deemed appropriate and feasible under the circumstances including, among other things, the following: (i) the Merger Agreement and the Proxy Statement of Bankers Fidelity, dated _____________, 1996, relating to the Merger; (ii) the historical and current financial position and results of operations of Bankers Fidelity; (iii) certain internal financial analyses and forecasts of Bankers Fidelity for the years beginning January 1, 1995 and ending December 31, 1998, prepared for Bankers Fidelity by its senior management; (iv) certain financial and securities data of certain other companies, the securities of which are publicly traded, that we believed to be comparable to Bankers Fidelity; (v) prices and premiums paid in certain other acquisitions and transactions that we believed to be relevant; (vi) reported price and trading activity for the Common Stock; and (vii) such other financial studies, analyses, and investigations as we deemed appropriate for purposes of its opinion. We also have held discussions with members of the senior management of Bankers Fidelity regarding the past and current business operations, financial condition, and future prospects of the Company.

         We have taken into account our assessment of general economic, market and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the insurance industry generally. Our opinion is necessarily based upon the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

         We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal financial analyses and forecasts supplied to us, we have assumed that such analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Bankers Fidelity's senior management as to the recent and likely future performance of Bankers Fidelity. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. We were not asked to consider and our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for Bankers Fidelity or the effect of any other transactions in which Bankers Fidelity might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company and have not been furnished with any such evaluation or appraisal.

         Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Unaffiliated Shareholders in the proposed Merger is fair to the Unaffiliated Shareholders from a financial point of view.



                               Very truly yours,

                                                                         ANNEX C


                         DISSENTERS' RIGHTS PROVISIONS
                    OF THE GEORGIA BUSINESS CORPORATION CODE

14-2-1301.  DEFINITIONS.

         As used in this article, the term:

                 (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                 (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

                 (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                 (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

                 (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

                 (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

                 (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                 (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

         (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party:

                           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                 (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                           (A) Alters or abolishes a preferential right of the shares;

                           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

         (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                 (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                 (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.   NOTICE OF DISSENTERS' RIGHTS.

         (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         (b)     If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

         (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                 (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                 (2) Must not vote his shares in favor of the proposed action.

         (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

         (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                 (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                 (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                 (4)       Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT.

         (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code
Section 14-2-1326.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT.

         (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

         (b)     The offer of payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3)       An explanation of how the interest was calculated;

                 (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                 (5)       A copy of this article.

         (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION.

         (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
            OFFER.

         (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                 (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                 (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

         (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                 (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                 (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.  COURT ACTION.

         (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall made all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it.
Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES.

         (a)     The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

         (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                 (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                 (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332.  LIMITATION OF ACTIONS.

         No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                              Preliminary Copies


                    BANKERS FIDELITY LIFE INSURANCE COMPANY

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF BANKERS FIDELITY LIFE INSURANCE COMPANY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MARCH _____, 1996

         The undersigned hereby appoints _________________ and _______________, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated herein, the Common Stock of the undersigned at the Special Meeting of shareholders of the Company to be held on March ____, 1996 and any postponement or adjournment thereof.

         The Board of Directors Recommends a Vote "For" the Proposal:

         To approve the Agreement of Merger dated January 5, 1996:

         [ ]  FOR                [ ]  AGAINST              [ ]  ABSTAIN


         The shares represented by this proxy card will be voted as directed. If NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR THE ABOVE PROPOSAL. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                           Signature of Shareholder(s)




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                           Dated:                                      , 1996
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                           IMPORTANT:  Sign exactly as your name(s) appears at
                           left. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.